Exhibit 4.1

EXECUTION VERSION

SYNIVERSE FOREIGN HOLDINGS CORPORATION,

as Issuer

9.125% Senior Notes due 2022

INDENTURE

Dated as of January 11, 2017

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

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		Page
SECTION 9.5	Trustee To Sign Amendments	149

ARTICLE X

Guarantees

SECTION 10.1	Guarantees	149
SECTION 10.2	Limitation on Liability; Termination, Release and Discharge	151
SECTION 10.3	Right of Contribution	153
SECTION 10.4	No Subrogation	153

ARTICLE XI

INTENTIONALLY OMITTED

ARTICLE XII

Miscellaneous

SECTION 12.1	Notices	153
SECTION 12.2	Certificate and Opinion as to Conditions Precedent	155
SECTION 12.3	Statements Required in Certificate or Opinion	155
SECTION 12.4	[Reserved]	156
SECTION 12.5	Rules by Trustee, Paying Agent and Registrar	156
SECTION 12.6	Days Other than Business Days	156
SECTION 12.7	Governing Law	156
SECTION 12.8	Waiver of Jury Trial	156
SECTION 12.9	No Recourse Against Others	156
SECTION 12.10	Successors	156
SECTION 12.11	Multiple Originals	156
SECTION 12.12	Variable Provisions	157
SECTION 12.13	Table of Contents; Headings	157
SECTION 12.14	Force Majeure	157
SECTION 12.15	USA Patriot Act	157
SECTION 12.16	[Reserved]	157
SECTION 12.17	Communication by Holders of Notes with Other Holders of Notes	157

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Certificate of Transfer
EXHIBIT C	Form of Certificate of Exchange
EXHIBIT D	[Reserved]

(continued)

Page
EXHIBIT E	Form of Certificate to Be Delivered in Connection with Transfers to Institutional Accredited Investors
EXHIBIT F	Form of Guarantor Supplemental Indenture
EXHIBIT G	Form of Notes Supplemental Indenture

v

INDENTURE, dated as of January 11, 2017 (as amended, supplemented or otherwise modified, from time to time, this “Indenture”), among SYNIVERSE FOREIGN HOLDINGS CORPORATION, a Delaware corporation, as Issuer, SYNIVERSE HOLDINGS, INC., a Delaware corporation, as Guarantor, other Guarantors from time to time parties hereto, and Wilmington Trust, National Association, a national banking association, as Trustee.

Recitals of the Issuer

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined herein) of the Notes (as defined herein):

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.1 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Subsidiary” means, with respect to any acquisition, merger, amalgamation or consolidation, a Restricted Subsidiary of the Issuer that, as of the date of such acquisition, merger, amalgamation or consolidation, has no material assets other than any assets acquired in connection with such acquisition, merger, amalgamation or consolidation.

“Additional Interest” means, with respect to Notes of any series, certain additional amounts of interest that may be owing to the Holders of such Notes, as more specifically set forth in the Registration Rights Agreement, if any, entered into in connection with issuance of such Notes.

“Additional Notes” means Notes issued under this Indenture in addition to the Initial Notes (other than Notes issued pursuant to Section 2.6, 2.7, 2.10, 3.7, 3.9, 3.18 or 9.4 or Article V).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent, co-registrar or additional paying agent.

“Applicable Premium” means, with respect to any series of Notes, “Applicable Premium” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means a SFHC Asset Sale and/or Syniverse Asset Sale, as applicable.

“Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.

“Board of Directors” means as to any Person, the board of directors or managers, sole member or managing member or other governing body, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Broker-Dealer” means any broker or dealer, in either case, that is registered under the Exchange Act.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or, with respect to any payments to be made under this Indenture, the place of payment.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor that is a Subsidiary of the Issuer and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. Dollars, pounds sterling, euros or the national currency of any participating member state of the European Union;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) money market deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with any financial institution meeting the qualifications specified in clause (3) above or securities dealers of recognized national standing;

(5) commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsor) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(9) in the case of Investments by any Restricted Subsidiary of the Issuer or Syniverse, as applicable, that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (8) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Syniverse and its Subsidiaries, taken as a whole, to a Person other than one or more of the Permitted Holders;

(2) Syniverse at any time fails to own, directly or indirectly, 100% of the Issuer’s Equity Interests; or

(3) Holdings becomes aware of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Equity Interests or otherwise, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, by conversion or exercise of other securities, whether such right is exercisable immediately or only after the passage of time), of Voting Stock of Syniverse representing 50% or more of the total voting power of the Voting Stock of Syniverse.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company Order” means a written request or order signed in the name of the Issuer by any Officer of the Issuer.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, to the extent such expense was deducted in computing Consolidated Net Income of such Person (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of such Person’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing);

(2) interest on Indebtedness of such Person and its Restricted Subsidiaries of the type described in Section 3.17(b)(xiii)(b) (to the extent not already included in clause (1) above); and

(3) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

less interest income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expenses (including the effect of all fees and expenses relating thereto), including, without limitation, any fees, expenses, charges or payments related to the Transactions, shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3) any net after-tax gains or losses on disposal of discontinued operations (and all related expenses) shall be excluded;

(4) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions (including Capital Stock of any Person) or asset dispositions or abandonments other than in the ordinary course of business (as determined in good faith by such Person) shall be excluded;

(5) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment or cancellation of Indebtedness, Hedging Obligations and other derivative instruments shall be excluded;

(6) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Entity that is a Subsidiary of such Person, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary of such Person thereof in respect of such period;

(7) solely for the purpose of determining the amount available for Restricted Payments under Section 3.17(a)(C)(1), the Net Income for such period of any Restricted Subsidiary of such Person (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless all such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that (x) the net loss of any such Restricted Subsidiary shall be included therein and (y) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or converted into cash or Cash Equivalents) by any such Restricted Subsidiary to such Person or to a Restricted Subsidiary of such Person, to the extent not already included therein;

(8) any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(9)(a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash or any net unrealized gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815 shall be excluded;

(10) non-cash or any net unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 shall be excluded;

(11) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, and (e) any fees and expenses relating to any of the foregoing clauses (a) through (d) shall be excluded;

(12) accruals and reserves, contingent liabilities and any gains and losses on the settlement of any pre-existing contractual or non-contractual relationships as a result of the Transactions that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(13) the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets (including intangible assets, goodwill and deferred financing costs but excluding accounts receivable) or liabilities resulting from the application of GAAP (including in connection with the Transactions) and the amortization of intangibles arising from the application of GAAP (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded; and

(14) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale or other disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such period as a result of any such transaction shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges pursuant to indemnification or other reimbursement provisions in connection with any SFHC Permitted Investment or Syniverse Permitted Investment, as applicable, or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 3.17 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Entities that are Subsidiaries of Syniverse or a Restricted Subsidiary of Syniverse to the extent such dividends, repayments or transfers increase the amount of Syniverse Restricted Payments permitted under Section 3.17(a)(C)(5) or (6).

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, compensation, rent and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent paid.

“Consolidated Senior Debt Ratio” as of any date of determination means, with respect to any Person, the ratio of (1) (x) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus (y) the amount of unrestricted cash and Cash Equivalents that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination; provided that, in the case of Syniverse, any cash and Cash Equivalents attributable to Foreign Subsidiaries shall be calculated net of any reasonably anticipated repatriation costs and expenses of domesticating such cash and Cash Equivalents from such Foreign Subsidiaries as determined by Syniverse in good faith, to (2) the EBITDA of such Person and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case, with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes and provision for foreign withholding taxes, including any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees), net of payroll tax credits, income tax credits and similar tax credits applied during such period, and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 3.17(b)(xii) which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of Syniverse and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Guarantor that is a Subsidiary of the Issuer in an aggregate principal amount not greater than the aggregate amount of cash contributions made to the capital of the Issuer or such Guarantor after the Issue Date and designated as a Cash Contribution Amount; provided that:

(1) such Contribution Indebtedness shall be Indebtedness with a Stated Maturity later than the Stated Maturity of the Notes and a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Notes, and

(2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 12.1 or such other address as to which the Trustee may give notice to the Issuer or Holders pursuant to the procedures set forth in Section 12.1.

“Credit Agreement” means (i) the Senior Credit Agreement and (ii) whether or not the Senior Credit Agreement remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities, notes, mortgages, guarantees, collateral documents, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased, replaced or refunded in whole or in part from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt Service Reserve Account” means a debt service reserve account, designated as such by the Issuer or Syniverse to the Trustee, established by the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer with an escrow agent of nationally recognized standing selected by the Issuer or Syniverse in their sole discretion (the “DSRA Depositary”) and subject to the Depositary Agreement, which may in the sole discretion of the Issuer or Syniverse be funded by the Issuer from time to time from and after the Issue Date in an amount up to the amount sufficient to pay at such time interest in respect of the Notes anticipated to be due and payable over the next six succeeding months. To the extent interest is not paid by the Issuer directly on the applicable interest payment date and the Debt Service Reserve Account is funded, amounts will be released from the Debt Service Reserve Account to the Trustee on the applicable interest payment date to pay amounts due on such date.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance herewith, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases or Decreases in Global Note” attached thereto.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Issuer.

“Depositary Agreement” means a customary depositary agreement (as determined by the Issuer or Syniverse in good faith) among the Trustee and the DSRA Depositary in respect of the Debt Service Reserve Account. By its acceptance of a Note, each Holder authorizes and directs the Trustee to execute, deliver and perform, if applicable, its obligations under the Depositary Agreement.

“Designated Non-cash Consideration” means SFHC Designated Non-cash Consideration and/or Syniverse Designated Non-cash Consideration, as applicable.

“Designated Preferred Stock” means Preferred Stock of Syniverse or any direct or indirect parent of Syniverse, as applicable (other than Excluded Equity), that is issued after the Issue Date for cash and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate of Syniverse, on the issuance date thereof, the cash proceeds of which are contributed to the capital of Syniverse (if issued by Syniverse or any direct or indirect parent of Syniverse) and excluded from the calculation set forth in Section 3.17(a)(C).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to the date that is 91 days after the maturity date of the Notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of such Person or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income of such Person:

(1) Consolidated Taxes of such Person; plus

(2) Consolidated Interest Expense of such Person; plus

(3) Consolidated Non-cash Charges of such Person; plus

(4) the amount of management, monitoring, consulting and advisory fees, termination payments and related expenses paid to the Sponsor or any of its Affiliates (or any accruals relating to such fees and related expenses) during such period to the extent permitted by Section 3.8 of this Indenture or Section 3.8 of the Existing Indenture (as in effect on the Issue Date); plus

(5) any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to (x) the offering of the Notes or (y) the Transactions, (ii) any amendment or other modification of the Notes, the Senior Credit Agreement or other Indebtedness, (iii) any Additional Interest in respect of the Notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6) the amount of loss or discount on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(7) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to the start-up, closure, relocation or consolidation of facilities and costs to relocate employees); plus

(8) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in notes 11 and 12 to “Summary—Summary Historical Consolidated Financial Data” in the Offering Memorandum to the extent such adjustments continue to be applicable during the period in which EBITDA is being calculated; plus

(9) any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or a Guarantor or the net cash proceeds of an issuance of Equity Interests of such Person (other than Excluded Equity) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under Section 3.17(a)(C)(1); plus/minus

(10) gains or losses due solely to fluctuations in currency values and the related tax effects,

less, without duplication, non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of capital stock or Preferred Stock of Syniverse or any direct or indirect parent of Syniverse, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to Syniverse’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution, SFHC Refunding Capital Stock or Syniverse Refunding Capital Stock.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means notes containing terms substantially identical to the Initial Notes or any Initial Additional Notes of a particular series (and any notes issued in respect of any of such notes pursuant to Section 2.6, 2.7, 2.10, 3.7, 3.9, 3.18 or 9.4 or Article V) (except that (i) such Exchange Notes may omit terms with respect to transfer restrictions and may be registered under the Securities Act and (ii) certain provisions relating to an increase in the stated rate of interest thereon may be eliminated), that are issued and exchanged for (a) the Initial Notes, as provided for in the Registration Rights Agreement relating to the Initial Notes and this Indenture (including any amendment or supplement thereto) or (b) such Initial Additional Notes, as may be provided in any Registration Rights Agreement relating to such Initial Additional Notes and this Indenture (including any amendment or supplement thereto).

“Exchange Offer” has the meaning set forth for such term in the Registration Rights Agreement relating to the applicable series of Notes.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement relating to the applicable series of Notes.

“Excluded Contributions” means the net cash proceeds and Cash Equivalents received by Syniverse after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale of Capital Stock (other than Excluded Equity) of Syniverse,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of Syniverse, the proceeds of which are excluded from the calculation set forth in Section 3.17(a)(C).

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary of Syniverse or any employee stock ownership plan or trust established by Syniverse or any of its Subsidiaries (to the extent such employee stock ownership plan or trust has been funded by Syniverse or any Restricted Subsidiary) and (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, Designated Preferred Stock, an Excluded Contribution, SFHC Refunding Capital Stock or Syniverse Refunding Capital Stock, or (y) to increase the amount available under Section 3.17(b)(iv)(a) or clause (15) of the definition of “Syniverse Permitted Investments” or is proceeds of Indebtedness referred to Section 3.17(b)(xiii)(b).

“Existing Indenture” means that certain indenture, dated as of December 21, 2010, among Wilmington Trust, National Association, successor by merger to Wilmington Trust, FSB, as trustee, Syniverse and the guarantors party thereto, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time.

“Existing Notes” means the 9.125% senior notes due 2019 issued under the Existing Indenture.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer (as determined in good faith by the Issuer).

“FASB ASC” means the Accounting Standard Codifications as promulgated by the Financial Accounting Standards Board, including any renumbering of such standards or any successor or replacement section or sections promulgated by the Financial Accounting Standards Board.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that such Person or any of its Restricted Subsidiaries Incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing) or issues or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or in connection with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption or repayment of Indebtedness, or such issuance or redemption of Preferred Stock or Disqualified Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations, in each case with respect to an operating unit of a business, and operational changes, that such Person or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or in connection with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary of such Person or was merged with or into such Person or any Restricted Subsidiary thereof since the beginning of such period shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Syniverse. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Syniverse to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility or a Qualified Receivables Financing computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Syniverse may designate. Any such pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro forma Cost Savings and (3) all adjustments of the type used in connection with the calculation of “Adjusted EBITDA” as set forth in notes 11 and 12 under the caption “Summary—Summary Historical Consolidated Financial Data” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Fixed Charges” means, with respect to any Person for any period, the sum of: (1) Consolidated Interest Expense of such Person for such period and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, Syniverse may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Non-cash Charges,” “Consolidated Senior Debt Ratio,” “Consolidated Taxes,” “Consolidated Total Indebtedness,” “EBITDA,” “Fixed Charge Coverage Ratio,” “Fixed Charges,” “Indebtedness,” “Net Income,” “SFHC Total Assets” and “Syniverse Total Assets,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at Syniverse’s election, may be specified by Syniverse by written notice to the Trustee from time to time; provided that Syniverse may elect to remove any term from constituting a Fixed GAAP Term.

“Foreign Subsidiary” means any Subsidiary of Syniverse that is (i) a FSHCO, (ii) not organized or existing under the laws of the United States of America or any state or territory or the District of Columbia thereof or (iii) a direct or indirect Subsidiary of a Person described by clause (ii) of this definition.

“FSHCO” means any Subsidiary of Syniverse, so long as substantially all of the assets of such Subsidiary consist of (i) Equity Interests of one or more Foreign Subsidiaries and (ii) (if any) Indebtedness of one or more Foreign Subsidiaries, intellectual property relating to one or more Foreign Subsidiaries and/or other assets (including cash or Cash Equivalents) relating to an ownership interest in any such Equity Interests, Indebtedness or intellectual property.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies); provided that Syniverse may at any time elect by written notice to the Trustee to so use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“Global Note Legend” means the legend set forth in Section 2.1(b) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance herewith.

“guarantee” means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under this Indenture and the Notes by any Person in accordance with the provisions of this Indenture.

“Guarantor Supplemental Indenture” means a Supplemental Indenture, to be entered into substantially in the form attached hereto as Exhibit F.

“Guarantors” means Syniverse and each Restricted Subsidiary of Syniverse that executes this Indenture as a Guarantor on the Issue Date and each other Restricted Subsidiary of Syniverse that Incurs a Guarantee of the Notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means Buccaneer Holdings, LLC and any successor in interest thereto.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold to IAIs in reliance on Regulation D under the Securities Act.

“IAI Notes” means any Initial Notes and any Additional Notes sold to IAIs.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, enter into any guarantee of, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary; and provided further that any Indebtedness, Capital Stock or Lien of the Issuer or any of its Subsidiaries existing on the Issue Date and not repaid, redeemed or discharged in connection with the Transactions shall be deemed to be Incurred by the Issuer or such Subsidiary on the Issue Date.

“Indebtedness” means, with respect to any Person, without duplication:

(1) the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except (i) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that (a) Contingent Obligations Incurred in the ordinary course of business and (b) obligations under or in respect of Receivables Financings shall be deemed not to constitute Indebtedness.

“Indenture” has the meaning set forth in the preamble hereto.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Additional Notes” means Additional Notes issued in an offering not registered under the Securities Act (and any notes issued in respect of any of the foregoing Notes pursuant to Section 2.6, 2.7, 2.10, 3.7, 3.9, 3.18 or 9.4 or Article V).

“Initial Notes” means the 9.125% Senior Notes due 2022 of the Issuer issued on the Issue Date pursuant to the first Notes Supplemental Indenture (and any notes issued in respect thereof pursuant to Section 2.6, 2.7, 2.10, 3.7, 3.9, 3.18 or 9.4 or Article V).

“Interest Payment Date” means, when used with respect to any Note and any installment of interest thereon, the date specified in such Note as the fixed date on which such installment of interest is due and payable, as set forth in such Note.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency,

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees, consultants and independent contractors made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If such Person or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any such Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Subsidiary of such Person, such Person shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such former Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of such Person or any of its Restricted Subsidiaries be deemed an Investment. For purposes of the definition of “Unrestricted Entity” and Section 3.4 or Section 3.17, as applicable:

(1) “Investments” shall include the portion (proportionate to such Person’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of such Person at the time that such Subsidiary is designated an Unrestricted Entity; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, such Person shall be deemed to continue to have a permanent “Investment” in an Unrestricted Entity equal to an amount (if positive) equal to:

(a) such Person’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to such Person’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Entity shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of such Person.

The amount of any Investment outstanding at any time shall be the original cost of such Investment (determined, in the case of any Investment made with assets of Syniverse or the Issuer, as the case may be, or any Restricted Subsidiary thereof, based on the Fair Market Value of the assets invested), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or Cash Equivalents by Syniverse or the Issuer, as the case may be, or a Restricted Subsidiary thereof in respect of such Investment.

“Issue Date” means the first date on which the Initial Notes are issued.

“Issuer” means Syniverse Foreign Holdings Corporation and any successor in interest thereto.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Issuer and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means that certain Management Agreement between Syniverse and T.C. Group V, L.L.C., entered into on January 13, 2011, as may be amended, restated, modified or replaced, from time to time, to the extent such amendment, modification or replacement is not less advantageous to the Holders in any material respect than the Management Agreement entered into on January 13, 2011.

“Management Group” means the group consisting of the executive officers and other management personnel of Syniverse on the Issue Date or who became officers or management personnel of Syniverse or any direct or indirect parent of Syniverse, as applicable, and its Subsidiaries following the Issue Date (other than in connection with a transaction that would otherwise be a Change of Control if such persons were not included in the definition of “Permitted Holders”).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Cash Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any SFHC Asset Sale or by Syniverse or any of its Restricted Subsidiaries in respect of any Syniverse Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any such Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedging Obligations in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 3.7(b), in the case of a SFHC Asset Sale, and other than pursuant to Section 3.18, in the case of a Syniverse Asset Sale) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries or by Syniverse or any of its Restricted Subsidiaries, as applicable, as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries or by Syniverse or any of its Restricted Subsidiaries, as applicable, after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes, any Additional Notes, any Exchange Notes and any notes issued in respect thereof pursuant to Section 2.6, 2.7, 2.10, 3.7, 3.9, 3.18 or 9.4 or Article V.

“Notes Custodian” means the custodian with respect to the Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Notes Supplemental Indenture” means a Supplemental Indenture pursuant to which the Issuer issues Notes in accordance with Section 2.1, which may be substantially in the form attached hereto as Exhibit G, or in such other form as the Issuer or Syniverse may determine in accordance with Section 2.1.

“Obligations” means any principal, premium, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnification in favor of third parties other than the Trustee and the Holders of the Notes.

“Offering Memorandum” means the confidential Offering Memorandum dated December 8, 2016, used in connection with the offering of the Initial Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary (or any person serving the equivalent function of any of the foregoing) of such Person (or of the general partner, managing member or sole member of such Person) or any individual designated as an “Officer” for purposes of this Indenture by the Board of Directors of such Person (or the Board of Directors of the general partner, managing member or sole member of such Person).

“Officer’s Certificate” means a certificate signed on behalf of any Person by an Officer of such Person or such parent entity that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee or such other Person as set forth therein. The counsel may be an employee of or counsel to the Issuer or Syniverse.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Notes and any Indebtedness that ranks pari passu in right of payment to the Notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, respectively (and, with respect to DTC, shall include Euroclear or Clearstream).

“Permanent Regulation S Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Temporary Regulation S Global Note upon expiration of the Restricted Period.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries or Syniverse or any of its Restricted Subsidiaries, on the one hand, and another Person, on the other hand; provided that any cash or Cash Equivalents received must be applied in accordance with Section 3.7 or Section 3.18, as applicable.

“Permitted Debt” shall have the meaning assigned thereto in Section 3.3(b).

“Permitted Holders” means each of (i) the Sponsor, (ii) the Management Group, with respect to beneficial ownership of Voting Stock of Syniverse (or any Permitted Parent) representing not more than 10% of the total voting power of the Voting Stock of Syniverse (or any Permitted Parent), (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which the Persons described in clauses (i) and (ii) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (i) and (ii), collectively, beneficially own Voting Stock representing more than 50% of the total voting power of the Voting Stock of Syniverse (or any Permitted Parent) (subject in the case of the Management Group to the limitation in clause (ii)) and (iv) any Permitted Parent. Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter constitute an additional Permitted Holder. “Beneficial ownership” has the meaning given to such term under Rule 13d-3 under the Exchange Act, or any successor provision.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairman’s, construction contractors’, mechanics’ or other similar Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(3) Liens for taxes, assessments or other governmental charges or levies (i) which are not yet due or payable or (ii) which are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP;

(4) Liens in favor of issuers of performance and surety bonds, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (iv) or (xx) of the definition of “Permitted Debt;” provided that, in the case of clause (iv), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof;

(7) Liens of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date;

(8) Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other assets of the Issuer or any Restricted Subsidiary of the Issuer;

(9) Liens on assets at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with Section 3.3;

(11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer;

(16) [Reserved];

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Entities;

(19) grants of intellectual property, software and other technology licenses in the ordinary course of business;

(20) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure cash management services (and other “bank products”) owed to a lender under any Credit Agreement (or any Affiliate of such lender) in the ordinary course of business;

(23) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and (11); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and (11) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(24) [Reserved];

(25) other Liens securing obligations which do not exceed $15.0 million at the time of Incurrence, at any one time outstanding;

(26) Liens on the assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to clause (xxi) of the definition of “Permitted Debt”;

(27) Liens on equipment of the Issuer or any Restricted Subsidiary of the Issuer granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(28) Liens created for the benefit of (or to secure) all of the Notes or the Guarantees;

(29) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(30) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and

(32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business.

“Permitted Parent” means any of Super Holdco, Holdings, and any Other Parent and any other Person that is a Subsidiary of Super Holdco, Holdings or any Other Parent and of which Syniverse is a Subsidiary. As used herein, “Other Parent” means a Person of which Syniverse becomes a Subsidiary after the Issue Date; provided that either (x) immediately after Syniverse first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of Syniverse or a Permitted Parent of Syniverse immediately prior to Syniverse first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of Syniverse first becoming a Subsidiary of such Person.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Predecessor Notes” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.7 in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Private Placement Legend” means the legend set forth in Section 2.1(c) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions hereof.

“Pro forma Cost Savings” means, without duplication, with respect to any period, the net reduction in costs and other operating improvements or synergies that have been realized or are reasonably anticipated to be realized in good faith with respect to a pro forma event within twelve months of the date of such pro forma event and that are reasonable and factually supportable, as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs. Pro forma Cost Savings described in the preceding sentence shall be accompanied by a certificate delivered to the Trustee from Syniverse’s Chief Financial Officer that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved or to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from Syniverse or any Subsidiary of Syniverse to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of Syniverse shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Syniverse and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by Syniverse), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Syniverse) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Syniverse or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by the Issuer or any parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Syniverse or any of its Subsidiaries pursuant to which Syniverse or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Syniverse or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Syniverse or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Syniverse or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of Syniverse (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with Syniverse in which Syniverse or any Subsidiary of Syniverse makes an Investment and to which Syniverse or any Subsidiary of Syniverse transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Syniverse and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Syniverse (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Syniverse or any other Subsidiary of Syniverse (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Syniverse or any other Subsidiary of Syniverse in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Syniverse or any other Subsidiary of Syniverse, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither Syniverse nor any other Subsidiary of Syniverse has any material contract, agreement, arrangement or understanding other than on terms which Syniverse reasonably believes to be no less favorable to Syniverse or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Syniverse, and

(c) to which neither Syniverse nor any other Subsidiary of Syniverse has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Syniverse shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Syniverse giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Redemption Price” means, with respect to any series of Notes, “Redemption Price” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.

“Regular Record Date” means, with respect to any series of Notes, the “Regular Record Date,” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.

“Registration Rights Agreement” means (i) the Registration Rights Agreement dated as of the Issue Date among Syniverse, the Issuer, the Guarantors and Goldman, Sachs & Co., as amended, supplemented or otherwise modified from time to time; and (ii) any other registration rights agreement that may be entered into in connection with an issuance of Initial Additional Notes after the Issue Date, as amended, supplemented or otherwise modified from time to time.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Temporary Regulation S Global Note or Permanent Regulation S Global Note, as applicable.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer, Syniverse or any of their respective Restricted Subsidiaries in exchange for assets transferred by the Issuer, Syniverse or any of their respective Restricted Subsidiaries will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the Voting Stock of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary of the Issuer and/or Syniverse, as applicable.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Syniverse Permitted Investment or SFHC Permitted Investment, as applicable.

“Restricted Period” means, in relation to the Initial Notes, the 40 consecutive days beginning on and including the later of (A) the day on which the Initial Notes are offered to persons other than distributors (as defined in Regulation S under the Securities Act) and (B) the Issue Date; and, in relation to any Additional Notes that bear the Private Placement Legend, the comparable period of 40 consecutive days.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Entity of such Person.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Syniverse or a Restricted Subsidiary of Syniverse whereby Syniverse or a Restricted Subsidiary of Syniverse transfers such property to a Person and Syniverse or such Restricted Subsidiary leases it from such Person, other than leases between Syniverse and a Restricted Subsidiary of Syniverse or between Restricted Subsidiaries of Syniverse.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor to the rating agency business thereof.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Agreement” means the credit agreement dated as of April 23, 2012, among Syniverse, Holdings, the financial institutions named therein and Barclays Bank PLC, as Administrative Agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and (if designated by Syniverse) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by Syniverse) any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“SFHC” means Syniverse Foreign Holdings Corporation and any successor in interest thereto.

“SFHC Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary of the Issuer (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets in the ordinary course of business;

(b) the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Issuer in compliance with Section 4.1 or any disposition that constitutes a Change of Control;

(c) any SFHC Restricted Payment of the Issuer or any of its Restricted Subsidiaries that is permitted to be made, and is made, under Section 3.4 (including any transaction specifically excluded from the definition of the term “SFHC Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition) or any SFHC Permitted Investment;

(d) with respect to Section 3.7, any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than $5.0 million;

(e) any transfer or other disposition of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) the creation of any Lien permitted under this Indenture;

(g) any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Entity;

(h) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable or other current assets held for sale in the ordinary course of business and not in connection with any financing transaction;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) [Reserved];

(k) [Reserved];

(l) [Reserved];

(m) the grant in the ordinary course of business of any license or sub-license of patents, trademarks, know-how and any other intellectual property;

(n) the sale in a Sale/Leaseback Transaction of any property acquired after the Issue Date within twelve months of the acquisition of such property;

(o) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business; and

(p) foreclosures, condemnations or any similar action on assets not prohibited by this Indenture.

“SFHC Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with a SFHC Asset Sale that is so designated as SFHC Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such SFHC Designated Non-cash Consideration.

“SFHC Permitted Investments” means:

(1) any Investment in cash and Cash Equivalents;

(2) any Investment in the Issuer (including the Notes) or any of its Restricted Subsidiaries;

(3) any Investment by Restricted Subsidiaries of the Issuer in other Restricted Subsidiaries of the Issuer and Investments by Subsidiaries that are not Restricted Subsidiaries of the Issuer in other Subsidiaries that are not Restricted Subsidiaries of the Issuer;

(4) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(5) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with a SFHC Asset Sale made pursuant to Section 3.7 or any other disposition of assets not constituting a SFHC Asset Sale;

(6) any Investment (x) existing on the Issue Date, (y) made pursuant to binding commitments in effect on the Issue Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;

(7) [Reserved];

(8) loans and advances to officers, directors and employees for business related travel expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(9) any Investment (x) acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default and (y) received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;

(10) Hedging Obligations permitted under Section 3.3(b)(x);

(11) [Reserved];

(12) [Reserved];

(13) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (x) $40.0 million and (y) 6.2% of SFHC Total Assets;

(14) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 3.8(b) (except transactions described in clause (ii), (iv), (v), (ix)(a), (xiv) or (xv) of such Section 3.8(b));

(15) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of Syniverse or any direct or indirect parent of Syniverse, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 3.17(a)(C);

(16) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) [Reserved];

(19) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by Section 4.1 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(20) repurchases of the Notes; and

(21) guarantees of Indebtedness permitted to be incurred under Section 3.3, and performance guarantees in the ordinary course of business.

“SFHC Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Entity” means any Restricted Subsidiary of the Issuer that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Significant Subsidiary” means any Restricted Subsidiary of Syniverse (other than the Issuer and its Restricted Subsidiaries) that would be a “significant subsidiary” of Syniverse within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business engaged or proposed to be engaged in by Syniverse or any of its Restricted Subsidiaries on the Issue Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Syniverse and its Restricted Subsidiaries are engaged on the Issue Date.

“Specified Transaction” means any (i) repayment, repurchase, redemption or refinancing, in whole or in part, in one or a series of transactions, of the outstanding Indebtedness under the Senior Credit Agreement and/or the Existing Indenture or other comprehensive refinancing or recapitalization of Syniverse’s existing debt and/or equity capital structure or (ii) Change of Control.

“Sponsor” means Carlyle Investment Management L.L.C., one or more investment funds advised, managed or controlled thereby or by any Affiliate thereof, and in each case (whether individually or as a group) Affiliates of any of the foregoing (but excluding any operating portfolio companies of the foregoing).

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Syniverse or any

Subsidiary of Syniverse which Syniverse has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Super Holdco” means Syniverse Corporation and any successor in interest thereto.

“Syniverse” means Syniverse Holdings, Inc. and any successor in interest thereto.

“Syniverse Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of Syniverse or any Restricted Subsidiary of Syniverse (other than the Issuer and its Restricted Subsidiaries) (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary of Syniverse (other than the Issuer and its Restricted Subsidiaries) (other than to Syniverse or another Restricted Subsidiary of Syniverse) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets in the ordinary course of business;

(b) the sale, conveyance, lease or other disposition of all or substantially all of the assets of Syniverse in compliance with Section 4.2 or any disposition that constitutes a Change of Control;

(c) any Syniverse Restricted Payment of Syniverse or any of its Restricted Subsidiaries that is permitted to be made, and is made, under Section 3.17 (including any transaction specifically excluded from the definition of the term “Syniverse Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition) or any Syniverse Permitted Investment;

(d) with respect to Section 3.18, any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than $20.0 million;

(e) any transfer or other disposition of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary of Syniverse to Syniverse or by Syniverse or a Restricted Subsidiary of Syniverse to a Restricted Subsidiary of Syniverse;

(f) the creation of any Lien permitted under this Indenture;

(g) any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Entity;

(h) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable or other current assets held for sale in the ordinary course of business and not in connection with any financing transaction;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) a sale or transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(k) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(l) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value, as determined in good faith by Syniverse, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $20.0 million shall be evidenced by an Officer’s Certificate of Syniverse, and (2) $40.0 million shall be set forth in a resolution approved in good faith by a least a majority of the Board of Directors of Syniverse;

(m) the grant in the ordinary course of business of any license or sub-license of patents, trademarks, know-how and any other intellectual property;

(n) the sale in a Sale/Leaseback Transaction of any property acquired after the Issue Date within twelve months of the acquisition of such property;

(o) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business; and

(p) foreclosures, condemnations or any similar action on assets not prohibited by this Indenture.

“Syniverse Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Syniverse or any of its Restricted Subsidiaries (other than the Issuer and its Restricted Subsidiaries) in connection with a Syniverse Asset Sale that is so designated as Syniverse Designated Non-cash Consideration pursuant to an Officer’s Certificate of Syniverse, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Syniverse Designated Non-cash Consideration.

“Syniverse Permitted Investments” means:

(1) any Investment in cash and Cash Equivalents;

(2) any Investment in Syniverse (including the Existing Notes) or any of its Restricted Subsidiaries;

(3) any Investment by Restricted Subsidiaries of Syniverse in other Restricted Subsidiaries of Syniverse and Investments by Subsidiaries that are not Restricted Subsidiaries of Syniverse in other Subsidiaries that are not Restricted Subsidiaries of Syniverse;

(4) any Investment by Syniverse or any Restricted Subsidiary of Syniverse in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Syniverse, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Syniverse or a Restricted Subsidiary of Syniverse;

(5) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with a Syniverse Asset Sale made pursuant to Section 3.18 or any other disposition of assets not constituting a Syniverse Asset Sale;

(6) any Investment (x) existing on the Issue Date, (y) made pursuant to binding commitments in effect on the Issue Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;

(7) [Reserved];

(8) loans and advances to officers, directors and employees for business related travel expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(9) any Investment (x) acquired by Syniverse or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Syniverse or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Syniverse or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default and (y) received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Syniverse or any Restricted Subsidiary thereof, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;

(10) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(11) [Reserved];

(12) [Reserved];

(13) additional Investments by Syniverse or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (x) $125.0 million and (y) 3.8% of Syniverse Total Assets;

(14) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 3.8(b) of the Existing Indenture (as in effect on the Issue Date) (except transactions described in clauses (ii), (iv), (v), (ix)(a), (xiv) or (xv) of such Section 3.8(b));

(15) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of Syniverse or any direct or indirect parent of Syniverse, as applicable; provided, however, that such Equity Interests will not increase the amount available for Syniverse Restricted Payments under Section 3.17(a)(C);

(16) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments of a Restricted Subsidiary of Syniverse acquired after the Issue Date or of an entity merged into or consolidated with Syniverse or a Restricted Subsidiary of Syniverse in a transaction that is not prohibited by Section 4.2 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(20) repurchases of the Notes; and

(21) guarantees of Indebtedness permitted to be incurred under Section 3.3 of the Existing Indenture (as in effect on the Issue Date) and performance guarantees in the ordinary course of business.

“Syniverse Total Assets” means the total consolidated assets of Syniverse and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of Syniverse and its Restricted Subsidiaries.

“Temporary Regulation S Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend, and the Temporary Regulation S Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903.

“Temporary Regulation S Legend” means the legend set forth in Section 2.1(e).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

“Transactions” means the Exchange Offer (as defined in the Offering Memorandum) and the related transactions described in the Offering Memorandum, including the offering of the Notes and the satisfaction and discharge of the Existing Notes tendered in exchange therefor.

“Trust Officer” means any officer within the corporate trust administration department of the Trustee, with direct responsibility for performing the Trustee’s duties under this Indenture and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer of the Trustee to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” means the respective party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A hereto that bears the Global Note Legend and that is deposited with or on behalf of and registered in the name of the Depositary or its nominee, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Entity” means:

(1) any Subsidiary of the Issuer or Syniverse, as applicable, that at the time of determination shall be designated an Unrestricted Entity by the Board of Directors of such Person pursuant to Section 3.14; and

(2) any Subsidiary of an Unrestricted Entity.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary of Syniverse or the Issuer, as applicable.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2 Other Definitions.

Term	Defined in Section

“actual knowledge”	7.2(g)
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(e)
“Authentication Order”	2.2
“Change of Control Offer”	3.9(b)
“Change of Control Purchase Date”	3.9(b)(iii)
“Covenant Suspension Event”	3.15
“Defaulted Interest”	2.12
“DSRA Depositary”	1.1
“DTC”	2.1(b)
“Event of Default”	6.1
“Guarantor Obligations”	10.1(a)
“IAIs”	2.2
“Indenture”	Preamble
“IPO”	3.17(b)(iv)
“Minimum Denomination”	2.1(a)
“Offer Amount”	5.9(a)
“Offer Period”	5.9(a)
“Offer to Repurchase”	5.9
“Paying Agent”	2.3
“protected purchaser”	2.7
“Purchase Date”	5.9(a)
“Redemption Date”	5.5
“Refinancing Indebtedness”	3.3(b)(xiv)
“Registrar”	2.3
“Reversion Date”	3.15(b)
“SFHC Asset Sale Offer”	3.7(c)(ii)
“SFHC Excess Proceeds”	3.7(c)
“SFHC Refunding Capital Stock”	3.4(b)(ii)
“SFHC Retired Capital Stock”	3.4(b)(ii)
“SFHC Restricted Payments”	3.4
“SFHC Successor Company”	4.1(a)(i)
“Special Interest Payment Date”	2.12(a)
“Special Record Date”	2.12(a)
“Successor Guarantor”	4.2(b)(i)
“Suspended Covenants”	3.15(a)
“Suspension Period”	3.15(b)
“Syniverse Asset Sale Offer”	3.18(c)(ii)
“Syniverse Excess Proceeds”	3.18(c)
“Syniverse Refunding Capital Stock”	3.17(b)(ii)
“Syniverse Retired Capital Stock”	3.17(b)(ii)

“Syniverse Restricted Payments”	3.17(a)
“Syniverse Successor Company”	4.2(a)(i)
“Unpaid Amount”	3.17(b)(ii)(c)

SECTION 1.3 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) (i) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness and (ii) secured Indebtedness shall not be deemed to be subordinated or junior to other secured Indebtedness merely because it has a junior priority with respect to the same collateral;

(g) references to sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i) the words “herein,” “hereof” and “hereunder” and any other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(j) notwithstanding any provision of this Indenture, prior to the qualification of this Indenture under the TIA, no provision of the TIA shall apply or be incorporated by reference into this Indenture or the Notes, except as specifically set forth in this Indenture.

SECTION 1.4 Incorporation by Reference of Trust Indenture Act. Following the qualification of this Indenture under the TIA, (i) whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture and (ii) this Indenture shall be subject to the mandatory provisions of the TIA, which shall be incorporated by reference in and made a part of this Indenture. Any terms incorporated by reference in this Indenture pursuant to the preceding sentence that are defined by the TIA, defined by any TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them therein. The following TIA terms have the following meanings:

•	“indenture securities” means the Notes;

•	“indenture security holder” means a Holder;

•	“indenture to be qualified” means this Indenture;

•	“indenture trustee” or “institutional trustee” means the Trustee; and

•	“obligor” on the indenture securities means the Issuer, any Guarantor and any successor or other obligor on the indenture securities.

Following the qualification of this Indenture under the TIA, if any provision hereof limits, qualifies or conflicts with a provision of the TIA that is required under the TIA to be a part of and govern this Indenture, the latter provision shall control. Following the qualification of this Indenture under the TIA, if any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed (i) to apply to this Indenture as so modified or (ii) to be excluded, as the case may be.

ARTICLE II

The Notes

SECTION 2.1 Form and Dating.

(a) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated herein and made a part hereof (as such form may be modified in accordance herewith, including this Section 2.1). The Notes may have such appropriate insertions, omissions, substitutions, notations, legends, endorsements, identifications and other variations as are required or permitted by law, stock exchange rule or depositary rule or usage, agreements to which the Issuer is subject, if any, other customary usage, or as may consistently herewith be determined by the Officers of the Issuer executing such Notes, as evidenced by such execution (provided always that any such insertion, omission, substitution, notation, legend, endorsement, identification or variation is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 (the “Minimum Denomination”) and integral multiples of $50 in excess thereof.

(b) The Notes shall, unless the Issuer otherwise notifies the Trustee in writing. initially be issued in the form of one or more Global Notes, and The Depository Trust Company (“DTC”), its nominees, and their respective successors and assigns, shall act as the Depositary with respect thereto. Each Global Note (i) shall be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, (ii) shall be delivered by the Trustee to such Depositary or held by the Trustee as Notes Custodian for the Depositary, and (iii) shall bear a Global Note Legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

(c) Except as permitted by Section 2.6(h), any Note not registered under the Securities Act shall bear the following Private Placement Legend on the face thereof:

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (i)(a) TO A PERSON WHO IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, (d) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3), (7) OR (8) UNDER THE SECURITIES ACT) OR (e) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (IF AVAILABLE), (ii) TO THE ISSUER, OR (iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

(d) Each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear an original issue discount legend in substantially the following form on the face thereof:

FOR UNITED STATES FEDERAL INCOME TAX PURPOSES, THIS DEBT INSTRUMENT BEARS ORIGINAL ISSUE DISCOUNT. INFORMATION INCLUDING THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE

DISCOUNT, ISSUE DATE AND THE YIELD TO MATURITY WILL BE MADE AVAILABLE TO THE HOLDER UPON REQUEST TO THE VICE PRESIDENT—TAX AND TREASURY AT SYNIVERSE FOREIGN HOLDINGS CORPORATION, 8125 HIGHWOODS PALM WAY, TAMPA, FL 33647.

(e) The Temporary Regulation S Global Note shall bear a legend in substantially the following form:

EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(2) OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON-U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DURING SUCH 40-DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY ONLY BE SOLD, PLEDGED OR TRANSFERRED (I) TO THE ISSUER, (II) OUTSIDE THE UNITED STATES IN A TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. HOLDERS OF INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS REFERRED TO ABOVE, IF THEN APPLICABLE.

AFTER THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY BE EXCHANGED FOR INTERESTS IN A RULE 144A GLOBAL NOTE ONLY IF (1) SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF THE NOTES IN COMPLIANCE WITH RULE 144A AND (2) THE TRANSFEROR OF THE REGULATION S GLOBAL NOTE FIRST DELIVERS TO THE TRUSTEE A WRITTEN

CERTIFICATE (IN THE FORM ATTACHED AS EXHIBIT B TO THE INDENTURE) TO THE EFFECT THAT THE REGULATION S GLOBAL NOTE IS BEING TRANSFERRED (A) TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES TO BE A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A, (B) TO A PERSON WHO IS PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, AND (C) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

BENEFICIAL INTERESTS IN A RULE 144A GLOBAL NOTE MAY BE TRANSFERRED TO A PERSON WHO TAKES DELIVERY IN THE FORM OF AN INTEREST IN THE REGULATION S GLOBAL NOTE, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF THE TRANSFEROR FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED AS EXHIBIT B TO THE INDENTURE) TO THE EFFECT THAT SUCH TRANSFER IS BEING MADE IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S OR RULE 144 (IF AVAILABLE).

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its Notes Custodian, and the Depositary may be treated by the Issuer, any Guarantor, the Trustee and any agent of the Issuer, any Guarantor or the Trustee as the absolute owner of the Global Note for all purposes whatsoever, including with respect to notices and payments, and none of the Issuer, any Guarantor, the Trustee nor any agent of the Issuer, any Guarantor or the Trustee shall be affected by notice to the contrary. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, any Guarantor, the Trustee or any agent of the Issuer, any Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note. Any notice to be delivered to the Depositary (including, but not limited to, a notice of redemption) may be delivered electronically by the Trustee or the Issuer in accordance with applicable procedures of the Depositary.

The aggregate principal amount of Notes that may be authenticated and delivered and outstanding under this Indenture is not limited. The Notes may be issued from time to time in one or more series. Except as provided in Section 9.2, all Notes (including any Exchange Notes issued in exchange therefor) will vote (or consent) as a class with the other Notes and otherwise be treated as Notes for all purposes of this Indenture.

The following matters shall be established with respect to each series of Notes issued hereunder in a Notes Supplemental Indenture:

(1) the title of the Notes of the series (which title shall distinguish the Notes of the series from all other series of Notes);

(2) any limit (if any) upon the aggregate principal amount of the Notes of the series that may be authenticated and delivered under this Indenture (which limit shall not pertain to Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Section 2.6, 2.7, 2.10, 3.7, 3.9, 3.18 or 9.4 or Article V);

(3) the date or dates on which the principal of and premium, if any, on the Notes of the series is payable or the method of determination and/or extension of such date or dates, and the amount or amounts of such principal and premium, if any, payments and methods of determination thereof;

(4) the rate or rates at which the Notes of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, and the Interest Payment Dates on which any such interest shall be payable;

(5) the period or periods within which, the price or prices at which, and other terms and conditions upon which Notes of the series may be redeemed, in whole or in part, at the option of the Issuer, if the Issuer is to have the option;

(6) if other than the principal amount thereof, the portion of the principal amount of Notes of the series that shall be payable upon declaration of acceleration of maturity thereof pursuant to Section 6.2 or the method by which such portion shall be determined;

(7) in the case of any Notes, other than Initial Notes and any Exchange Notes issued in exchange for Initial Notes, any addition to or change in the Events of Default which apply to any Notes of the series and any change in the right of the Trustee or the requisite Holders of such Notes to declare the principal amount thereof due and payable pursuant to Section 6.2;

(8) in the case of any Notes, other than Initial Notes and any Exchange Notes issued in exchange for Initial Notes, any addition to or change in the covenants set forth in Articles III and IV; and

(9) in the case of any Notes, other than Initial Notes and any Exchange Notes issued in exchange for Initial Notes, any addition to or change in the definitions in Section 1.1 related to additions or changes contemplated by the foregoing clauses (7) and (8).

The form of the Notes of such series, as set forth in Exhibit A hereto may be modified to reflect such matters as so established in such Notes Supplemental Indenture.

Such matters may also be established in a Notes Supplemental Indenture for any Additional Notes issued hereunder that are to be of the same series as any Notes previously issued hereunder. Notes that have the same terms described in the foregoing clauses (1) though (9) will be treated as the same series, unless otherwise designated by the Issuer.

SECTION 2.2 Form of Execution and Authentication. An Officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee for authentication; and the Trustee shall authenticate and deliver (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $369,547,000, (ii) subject to compliance with Section 3.3, Additional Notes in one or more series (which may be of the same series as any Notes previously issued hereunder, or of a different series) from time to time for original issue in aggregate principal amounts specified by the Issuer and (iii) Exchange Notes from time to time for issue in exchange for a like principal amount of Initial Notes or Initial Additional Notes, in each case of clauses (i) through (iii) above, upon written order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”), which Authentication Order shall, in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Section 3.3. In addition, each such Authentication Order shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated, whether the Notes are to be Initial Notes, Additional Notes or Exchange Notes and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as Global Notes or Definitive Notes and such other information as the Issuer may include or the Trustee may reasonably request.

The Initial Notes and, unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, any Additional Notes shall be sold initially only to (A) QIBs, (B) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S and (C) institutional “accredited investors” (as defined in Rules 501(a)(1), (2), (3), (7) or (8) under the Securities Act) who are not QIBs (“IAIs”) in accordance with Regulation D of the Securities Act. Such Initial Notes and Additional Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and IAIs in accordance with the procedures described herein.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Issuer or any Affiliate of the Issuer.

SECTION 2.3 Registrar and Paying Agent. The Issuer shall maintain or cause to be maintained (i) an office or agency where, subject to such reasonable regulations as the Issuer may prescribe, Notes may be presented for registration of transfer or for exchange (including any co-registrar, the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent, Registrar or co-registrar without notice to any Holder of a Note. The Issuer shall notify the Trustee in writing and the Trustee shall forward such notice to the Holders of the Notes of the name and address of any Agent not a party to this Indenture. The Issuer, any Guarantor or any of their respective domestically incorporated Wholly-Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall, following the qualification of this Indenture under the TIA, incorporate the applicable mandatory provisions of the TIA. The agreement shall implement the provisions hereof that relate to such Agent. The Issuer shall notify the Trustee in writing of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.6.

The Issuer initially appoints the Trustee as Registrar, Paying Agent and Notes Custodian with respect to the Notes.

SECTION 2.4 Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders of the Notes or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes, and shall notify the Trustee in writing of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a

Paying Agent to pay all money held by such Paying Agent to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer) shall have no further liability for the money delivered to the Trustee. If the Issuer acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders of the Notes all money held by it as Paying Agent.

SECTION 2.5 Lists of Holders of the Notes. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of the Notes and shall, following the qualification of this Indenture under the TIA, otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders of the Notes, including the aggregate principal amount of the Notes held by each thereof, and, following the qualification of this Indenture under the TIA, the Issuer shall otherwise comply with TIA § 312(a).

SECTION 2.6 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except, as a whole, by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Global Notes shall be exchanged by the Issuer for Definitive Notes, subject to any applicable laws, only (i) if the Issuer delivers to the Trustee written notice from the Depositary that the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes or that is it is no longer a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor Depositary within 120 days after the date of such notice from the Depositary; (ii) the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Temporary Regulation S Global Note be exchanged by the Issuer for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or (iii) upon request of the Holders of a majority of the aggregate principal amount of outstanding Notes if there shall have occurred and be continuing an Event of Default with respect to the Notes. In any such case, the Issuer shall notify the Trustee in writing that, upon surrender by the Participants and Indirect Participants of their interests in such Global Note, Definitive Notes shall be issued to each Person that such Participants, Indirect Participants and the Depositary jointly identify as being the beneficial owner of the related Notes. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.7 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.6 or Section 2.7 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.6(a). However, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.6(b), (c) or (f) below.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions hereof and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth in this Indenture to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with the applicable subparagraphs below.

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, no transfer of beneficial interests in a Temporary Regulation S Global Note may be made to a U.S. Person or for the account or benefit of a U.S. Person unless permitted by applicable law and made in compliance with Sections 2.6(b)(ii) and (iii) below. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.6(b)(i) unless specifically stated above.

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.6(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase, or (B) (1) if Definitive Notes are at such time permitted to be issued pursuant to this Indenture, a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Temporary Regulation S Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act. Upon consummation of an Exchange Offer by the Issuer in accordance with Section 2.6(f) below, the requirements of this Section 2.6(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the holder of such beneficial interests in the Restricted Global Notes (or delivered in accordance with Applicable Procedures) in accordance with the terms of such Exchange Offer. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.6(j) below.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.6(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Temporary Regulation S Global Note or the Permanent Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof, if applicable.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.6(b)(ii) above, and

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that (1) it is not a Broker-Dealer, (2) it is not a Person participating in the distribution of the Exchange Notes, (3) it is not a Person who is an “affiliate” (as defined in Rule 144) of the Issuer, (4) any Restricted Global Notes to be received by it will be acquired in the ordinary course of business or (5) it is not acting on behalf of any person who could not truthfully make the foregoing representations;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D) the Registrar receives the following:

(y) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(z) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel of the Holder or the Issuer (except in the case the Issuer has so requested) in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer and Exchange of Beneficial Interests for Definitive Notes.

(i) Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes. Subject to Section 2.6(a), if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(d) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof;

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(j) below, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.6(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Unrestricted Definitive Notes. Subject to Section 2.6(a), a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that (1) it is not a Broker-Dealer, (2) it is not a Person participating in the distribution of the Exchange Notes, (3) it is not a Person who is an “affiliate” (as defined in Rule 144) of the Issuer, (4) any Restricted Global Notes to be received by it will be acquired in the ordinary course of business or (5) it is not acting on behalf of any person who could not truthfully make the foregoing representations;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D) the Registrar receives the following:

(y) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(z) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof, and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel of the Holder or the Issuer (except in the case the Issuer has so requested) in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Transfer and Exchange of Beneficial Interests in Unrestricted Global Notes for Unrestricted Definitive Notes. Subject to Section 2.6(a), if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.6(b)(ii) above, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(j) below, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Definitive Note in the appropriate principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof;

the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note, and in the case of clause (G) above, the Unrestricted Global Note, and in all other cases, the IAI Global Note.

(ii) Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that (1) it is not a Broker-Dealer, (2) it is not a Person participating in the distribution of the Exchange Notes, (3) it is not a Person who is an “affiliate” (as defined in Rule 144) of the Issuer, (4) any Restricted Definitive Notes to be received by it will be acquired in the ordinary course of business or (5) it is not acting on behalf of any person who could not truthfully make the foregoing representations;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D) the Registrar receives the following:

(y) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(z) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel of the Holder or the Issuer (except in the case the Issuer has so requested) in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.6(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Transfer and Exchange of Unrestricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from an Unrestricted Definitive Note or a Restricted Definitive Note, as the case may be, to a beneficial interest is effected pursuant to Section 2.6(d)(ii)(B), (d)(ii)(D) or (d)(iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Unrestricted Definitive Notes or Restricted Definitive Notes, as the case may be, so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.6(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e).

(i) Transfer of Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Temporary Regulation S Global Note or the Permanent Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof, if applicable.

(ii) Transfer and Exchange of Restricted Definitive Notes for Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that (1) it is not a Broker-Dealer, (2) it is not a Person participating in the distribution of the Exchange Notes, (3) it is not a Person who is an “affiliate” (as defined in Rule 144) of the Issuer, (4) any Restricted Definitive Notes to be received by it will be acquired in the ordinary course of business or (5) it is not acting on behalf of any person who could not truthfully make the foregoing representations;

(B) any such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D) the Registrar receives the following:

(y) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(z) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuer so requests, an Opinion of Counsel of the Holder or the Issuer (except in the case the Issuer so requests) in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of an Exchange Offer in accordance with the Registration Rights Agreement, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2 hereof, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance in an Exchange Offer by Persons that make the certifications in the applicable Letter of Transmittal required by Section 6(a) of the Registration Rights Agreement, and accepted for exchange in an Exchange Offer and (ii) subject to Section 2.6(a), Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in an Exchange Offer by Persons that make the certifications in the applicable Letters of Transmittal required by Section 2(a) of the Registration Rights Agreement, and accepted for exchange in an Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Restricted Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amounts.

(g) Temporary Regulation S Global Note.

(i) Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Temporary Regulation S Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

(ii) During the Restricted Period, beneficial ownership interests in Temporary Regulation S Global Notes may only be sold, pledged or transferred (A) to the Issuer, (B) in an offshore transaction in accordance with Rule 904 of Regulation S (other than a transaction resulting in an exchange for an interest in a Permanent Regulation S Global Note) or (C) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States; and beneficial interests in a 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

(iii) Within a reasonable period after expiration or termination of the Restricted Period, beneficial interests in each Temporary Regulation S Global Note shall be exchanged for beneficial interests in a Permanent Regulation S Global Note upon delivery to the Depositary of the certification of compliance and the transfer of applicable Notes pursuant to the Applicable Procedures. Simultaneously with the authentication of the corresponding Permanent Regulation S Global Note, the Trustee shall cancel the corresponding Temporary Regulation S Global Note. The aggregate principal amount of a Temporary Regulation S Global Note and a Permanent Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(iv) Notwithstanding anything to the contrary in this Section 2.6, a beneficial interest in the Temporary Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (X) the expiration of the Restricted Period and (Y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(h) Private Placement Legend.

(i) Except as permitted by subparagraph (ii) below, each Global Note (other than an Unrestricted Global Note) and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the Private Placement Legend.

(ii) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.6 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(i) Global Note Legend. Each Global Note shall bear the Global Note Legend.

(j) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(k) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.2 or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.7, 3.9, 3.18, 5.8, 5.9 and 9.4).

(iii) [Reserved].

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits hereof, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) Neither the Registrar nor the Issuer shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day 15 days before the sending of a notice of redemption of Notes and ending at the close of business on the day of such sending, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Regular Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent, the Issuer and any Guarantor may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, the Issuer or any Guarantor shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.2.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile or electronically.

(ix) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(x) Neither the Trustee, the Issuer nor any Guarantor or Agent shall have any responsibility for any actions taken or not taken by the Depositary.

SECTION 2.7 Replacement Notes. If any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note prior to such Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (“protected purchaser”), the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Issuer’s and the Trustee’s requirements for replacements of Notes are met. The Holder must supply indemnity or security sufficient in the judgment of the Trustee (with respect to the Trustee) and the Issuer (with respect to the Issuer) to protect the Issuer, the Trustee, any Agent or any authenticating agent from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge for their fees and expenses in replacing a Note including amounts to cover any tax, assessment, fee or other governmental charge that may be imposed in relation thereto.

Every replacement Note is an obligation of the Issuer.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

SECTION 2.8 Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.8 as not outstanding.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Issuer and the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 3.1 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

Subject to Section 2.9, a Note does not cease to be outstanding because the Issuer, a Subsidiary of the Issuer or an Affiliate of the Issuer holds the Note.

SECTION 2.9 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent (other than in respect of any such action pursuant to Section 9.2(a), which requires the consent of each Holder of an affected Note), Notes owned by the Issuer, any Subsidiary of the Issuer or any Affiliate of the Issuer shall be considered as though not outstanding, except that for purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer actually knows to be owned by the Issuer, any Subsidiary of the Issuer, or any Affiliate of the Issuer shall be considered as not outstanding. Upon request of the Trustee, the Issuer shall promptly furnish to the Trustee an Officer’s Certificate listing and identifying all Notes, if any, known by the Issuer to be owned by any of the above-described Persons, and the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination. Notes owned by the Issuer, any Subsidiary of the Issuer or any Affiliate of the Issuer that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right to act with respect to such Notes and that the pledgee is not the Issuer, any Subsidiary of the Issuer or any Affiliate of the Issuer.

SECTION 2.10 Temporary Notes. Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall upon receipt of an Authentication Order authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate definitive Notes in exchange for temporary Notes upon surrender of the temporary Notes for such exchange. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes.

SECTION 2.11 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of all canceled Notes in its customary manner (subject to the record retention requirements of the Exchange Act), and upon the written request of the Issuer, the Trustee shall deliver copies of such canceled Notes to the Issuer. The Issuer may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation, except as expressly permitted by this Indenture.

SECTION 2.12 Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest specified in the applicable Notes Supplemental Indenture.

Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.1, any interest on any Note that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Issuer, at its election, as provided in clause (a) or clause (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee and the Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee or the Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Trustee or the Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee and the Paying Agent of the notice of the proposed payment. The Issuer shall promptly notify the Trustee of such Special Record Date and shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.1, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b) The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon transfer of or in exchange for or in lieu of any other Note of the same series shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note of such series.

SECTION 2.13 CUSIP Numbers. The Issuer in issuing the Notes may use “CUSIP” numbers, ISINs and “Common Code” numbers (if then generally in use). The Trustee shall not be responsible for the use of “CUSIP” numbers, ISINs and “Common Code” numbers, and the Trustee makes no representation as to their correctness as printed on any Note or notice to Holders, and any redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee in writing of any change in the “CUSIP” numbers, ISINs and “Common Code” numbers, but failure to so notify the Trustee shall not constitute a Default or Event of Default by the Issuer.

SECTION 2.14 [Reserved].

SECTION 2.15 Payment of Additional Interest. (a) Under certain circumstances, the Issuer may be obligated to pay Additional Interest to the Holders of certain Initial Notes, as more particularly set forth in the Registration Rights Agreement entered into in connection with issuance of such Initial Notes.

(b) Under certain circumstances, the Issuer may be obligated to pay Additional Interest to the Holders of certain Initial Additional Notes, as may be more particularly set forth in the Registration Rights Agreement, if any, entered into in connection with issuance of such Initial Additional Notes.

(c) Prior to any Interest Payment Date on which any such Additional Interest is payable, the Issuer shall give notice to the Trustee of the amount of any Additional Interest due on such Interest Payment Date. The Trustee shall have no duty to calculate or verify the calculation of any Additional Interest that is payable as determined by the Issuer.

ARTICLE III

Covenants

SECTION 3.1 Payment of Notes. The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2 Reports and Other Information.

(a) Notwithstanding that Syniverse may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, Syniverse shall file with the SEC, and provide the Trustee with copies thereof:

(i) within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if Syniverse were then subject to such SEC reporting requirements as a non-accelerated filer), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information,

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if Syniverse were then subject to such SEC reporting requirements as a non-accelerated filer), quarterly reports on Form 10-Q containing the information required to be contained therein (or any successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information, and

(iii) within the time period specified for filing current reports on Form 8-K by the SEC, such other reports on Form 8-K (or any successor or comparable form);

provided, however, that to the extent the SEC does not permit any such filing, then in addition to providing such information to the Trustee, Syniverse shall (a) substantially concurrently with the furnishing or making available to the Trustee of the information specified in clauses (i) through (iii), make available to the holders, prospective investors, market makers affiliated with any securities analysts (to the extent providing analysis of investment in the Notes) such information by (x) posting to its website or on IntraLinks or any comparable password-protected online data system, which will require a confidentiality acknowledgment (but not restrict the recipients of such information in trading of securities of the Issuer or its affiliates) or (y) otherwise providing substantially comparable availability of such reports (as determined by Syniverse in good faith) (it being understood that, without limitation, making such reports available on Bloomberg or another private electronic information service shall constitute substantially comparable availability) or (b) to the extent Syniverse determines in good faith that such reports cannot be made available in the manner described in the preceding clause (a) after the use of its commercially reasonable efforts, furnish such reports to the holders of the Notes, upon their request.

(b) Notwithstanding the foregoing, (a) Syniverse shall not be required to furnish any information, certificates or reports required by (i) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, (ii) Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (iii) Rule 3-09 of Regulation S-X or (iv) Rule 3-05 of Regulation S-X, (b) such reports will not be required to contain the separate financial statements for Guarantors or Subsidiaries whose securities are pledged to secure the Notes contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X, and (c) such reports shall not be required to present compensation or beneficial ownership information.

(c) For so long as Syniverse or the Issuer has designated certain of its Subsidiaries as Unrestricted Entities, then the financial information required to be provided shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, or in the management’s discussion and analysis of financial information, of the financial condition and results of operations of Syniverse or the Issuer, as applicable, and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Entities.

(d) For the avoidance of doubt, other than with respect to the reports required under clause (a)(iii) above, the obligations of Syniverse under this Section 3.2 shall commence with respect to the first quarter that ends after the Issue Date. With respect to the reports required under clause (a)(iii) above, the obligations of Syniverse under this covenant shall commence on the Issue Date.

(e) In addition, to the extent not satisfied by the foregoing, Syniverse shall agree that, for so long as any Notes are outstanding, it shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision).

(f) Notwithstanding the foregoing, Syniverse shall be deemed to have furnished such reports referred to above to the Trustee and the Holders if any direct or indirect parent of Syniverse has made available reports containing such information with respect to Syniverse or such direct or indirect parent of Syniverse by filing such reports with the SEC via the EDGAR (or successor) filing system; provided that, if the information so furnished relates to such direct or indirect parent of Syniverse, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Syniverse and its consolidated subsidiaries on a standalone basis, on the other hand. In addition, the reports specified in Sections 3.2(a)(i) and (ii) shall contain (x) consolidating information, which need not be audited or in compliance with Regulation S-X, setting forth the balance sheet, results of operations and cash flows of, in separate columns, Syniverse, the Guarantors (other than Syniverse), the Subsidiaries of Syniverse that do not guarantee the Notes (other than the Issuer and its Subsidiaries) and the Issuer and its Subsidiaries, (y) Adjusted EBITDA information for (A) Syniverse and its consolidated subsidiaries and (B) the Issuer and its consolidated subsidiaries, in each case for the same time periods for which Syniverse provides results of operations data and with a customary reconciliation to the closest GAAP measure and (z) beginning with the report covering the fiscal period in which the Debt Service Reserve Account is established and in each report thereafter, the outstanding balance of such account as of the end of the applicable fiscal period.

(g) [Reserved].

(h) So long as any Notes are outstanding, Syniverse shall also:

(i) as promptly as reasonably practicable after furnishing to the Trustee the financial statements and information required by Sections 3.2(a)(i) and (ii), hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

(ii) post to its website or on IntraLinks or any comparable password-protected online data system, which shall require a confidentiality acknowledgment (but not restrict the recipients of such information in trading of securities of the Issuer or its affiliates), prior to the date of the conference call required to be held in accordance with Section 3.2(h)(i), announcing the time and date of such conference call and either including all information necessary to access the call or informing Holders of Notes, prospective investors, market makers affiliated with any securities analysts (to the extent providing analysis of investment in the Notes) how they can obtain such information, including, without limitation, the applicable password or other login information.

Notwithstanding the foregoing, Syniverse will be deemed to have satisfied the information requirements in Sections 3.2(h)(i) and (ii) if any direct or indirect parent of Syniverse has held a conference call to discuss the reports provided by Syniverse or such direct or indirect parent of Syniverse in accordance with the immediately preceding paragraph and has posted the information required by Section 3.2(h)(ii).

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute notice (actual, constructive or otherwise) of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of the covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

SECTION 3.3 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) (1) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (2) the Issuer shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock.

(b) The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(i) [Reserved];

(ii) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Initial Notes and any Additional Notes and, in each case, the Guarantees thereof, as applicable (and, in each case, any Exchange Notes in respect thereof and any other Notes issued in respect thereof pursuant to Section

2.6, 2.7, 2.10, 3.7, 3.9, 3.18 or 9.4 or Article V and, in each case, the Guarantees thereof), in each case, up to an aggregate principal amount not to exceed the greater of (x) $369.6 million and (y) 56.0% of SFHC Total Assets, at the time of Incurrence, at any one time outstanding;

(iii) Indebtedness of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date (other than Indebtedness described in clause (ii) above);

(iv) Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Issuer or its Restricted Subsidiaries or in a Similar Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount or liquidation preference, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred and Disqualified Stock or Preferred Stock issued pursuant to this clause (iv), not to exceed, together with the aggregate principal amount of Indebtedness Incurred under clause (xx) below, the greater of (x) $17.5 million and (y) 2.7% of SFHC Total Assets, at the time of Incurrence, at any one time outstanding;

(v) [Reserved];

(vi) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of this Indenture not exceeding the proceeds of such disposition, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of the Issuer to Syniverse or a Restricted Subsidiary of Syniverse; provided that (x) such Indebtedness shall be subordinated in right of payment to the Issuer’s Obligations with respect to the Notes and (y) any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of Syniverse or any other subsequent transfer of any such Indebtedness (except to Syniverse or another Restricted Subsidiary of Syniverse) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary of the Issuer issued to the Issuer or another Restricted Subsidiary of the Issuer; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Issuer or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary of the Issuer) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix) Indebtedness of a Restricted Subsidiary of the Issuer owing to Syniverse or another Restricted Subsidiary of Syniverse; provided that (x) such Indebtedness is subordinated in right of payment to the Issuer’s Obligations with respect to the Notes and (y) that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary of Syniverse or any other subsequent transfer of any such Indebtedness (except to Syniverse or another Restricted Subsidiary of Syniverse) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(xi) [Reserved];

(xii) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed (x) the greater of (A) $25.0 million and (B) 3.8% of SFHC Total Assets, to be Incurred by the Issuer, plus (y) $15.0 million, to be Incurred by the Issuer or any of its Restricted Subsidiaries, in each case, at the time of Incurrence, at any one time outstanding;

(xiii) any guarantee by the Issuer or a Restricted Subsidiary of the Issuer of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Issuer or such Restricted Subsidiary of the Issuer Incurring such guarantee would be permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(xiv) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer that serves to refund, refinance, replace, redeem, repurchase, retire or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under Sections 3.3(b)(ii), (iii), (xiv), (xv) or (xviii) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund, refinance, replace, redeem, repurchase, retire or defease such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums, defeasance costs and fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased, retired or defeased;

(2) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased, retired or defeased;

(3) to the extent that such Refinancing Indebtedness refunds, refinances, replaces, redeems, repurchases, retires or defeases (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased, retired or defeased plus (y) the amount of premium, defeasance costs, unpaid interest and fees and expenses Incurred or payable in connection with such refunding, refinancing, replacement, redemption, repurchase, retirement or defeasance; and

(5) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer that is not a Guarantor that refunds, refinances, replaces, redeems, repurchases, retires or defeases Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor or (y) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer that refunds, refinances, replaces, redeems, repurchases, retires or defeases Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Entity;

(xv) Indebtedness, Disqualified Stock or Preferred Stock (i) of the Issuer or any Acquisition Subsidiary Incurred to finance an acquisition and (ii) of Persons that are acquired by the Issuer or any Acquisition Subsidiary or merged, amalgamated or consolidated with or into the Issuer or any Acquisition Subsidiary in accordance with the terms of this Indenture; provided, however, that immediately after giving effect to such acquisition, merger, amalgamation or consolidation and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock on a pro forma basis, either:

(1) the Fixed Charge Coverage Ratio of Syniverse and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction, would have been at least 2.00 to 1.00; or

(2) the Fixed Charge Coverage Ratio of Syniverse and its Restricted Subsidiaries would be greater than immediately prior to giving effect to such transaction;

provided that if any Acquisition Subsidiary shall merge, consolidate or amalgamate with or into or wind up into any Restricted Subsidiary of the Issuer (other than the Issuer or another Acquisition Subsidiary or any of its Subsidiaries), any Indebtedness Incurred or any Disqualified Stock or Preferred Stock issued by such Acquisition Subsidiary pursuant to this clause (o) shall be deemed an Incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, as the case may be, not permitted by this clause (xv);

(xvi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xvii) [Reserved];

(xviii) Contribution Indebtedness;

(xix) Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xx)(i) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement, so long as such letter of credit has not been terminated and in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee and (ii) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, performance, bid, appeal and surety bonds, completion guarantees or similar instruments issued in the ordinary course of business, including, without limitation, letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit under clause (ii), such obligations are reimbursed within 30 days following such drawing; provided, further, that the aggregate principal amount of Indebtedness under the foregoing clauses (i) and (ii), including all Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (xx), shall not exceed, together with the aggregate principal amount of Indebtedness Incurred and Disqualified Stock or Preferred Stock issued under clause (iv) above, the greater of (x) $17.5 million and (y) 2.7% of SFHC Total Assets, in each case, at the time of Incurrence, at any one time outstanding;

(xxi) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Wholly Owned Subsidiary to holders of Equity Interests of such Restricted Subsidiary (other than the Issuer and/or its Restricted Subsidiaries), so long as the percentage of the aggregate amount of such Indebtedness of such Restricted Subsidiary owed to such holders does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such Restricted Subsidiary held by such holders;

(xxii) [Reserved];

(xxiii) Indebtedness owed on a short-term basis to banks and other financial institutions Incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries;

(xxiv) [Reserved];

(xxv) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxvi) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms;

(xxvii) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture; and

(xxviii) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees that, in each case, are not Affiliates.

For purposes of determining compliance with this Section 3.3, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt, the Issuer shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant. Accrual of interest or dividends, the accretion of accreted value, the amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 3.3.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. If any Indebtedness is Incurred to refinance Indebtedness initially Incurred (or, Indebtedness Incurred to refinance Indebtedness initially Incurred) in reliance on any provision of Permitted Debt measured by reference to a percentage of SFHC Total Assets at the time of Incurrence, and such refinancing would cause such percentage of SFHC Total Assets restriction to be exceeded if calculated based on the SFHC Total Assets on the date of such refinancing, such percentage of SFHC Total Assets shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

SECTION 3.4 Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary of the Issuer so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary of the Issuer receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or Syniverse or any other direct or indirect parent of the Issuer;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clause (vii) or (ix) of the definition of “Permitted Debt”); or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “SFHC Restricted Payments”).

(b) The provisions of Section 3.4(a) shall not prohibit:

(i) the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Indenture;

(ii)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“SFHC Retired Capital Stock”) of the Issuer or Syniverse or any other direct or indirect parent of the Issuer, or Subordinated Indebtedness of the Issuer or any Guarantor that is a Subsidiary of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Issuer or Syniverse or any other direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than Excluded Equity) (collectively, including any such contributions, “SFHC Refunding Capital Stock”); and

(b) the declaration and payment of accrued dividends on the SFHC Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Syniverse or to an employee stock ownership plan or any trust established by Syniverse or any of its Subsidiaries) of SFHC Refunding Capital Stock;

(iii) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Guarantor that is a Subsidiary of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness thereof;

(iv) [Reserved];

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries of the Issuer issued or Incurred in accordance with Section 3.3;

(vi) [Reserved];

(vii) any SFHC Restricted Payments made in connection with the consummation of the Transactions, including any payments or loans made to Syniverse or any other direct or indirect parent of the Issuer to enable it to make any such payments, any dividend or distribution of Existing Notes to Syniverse for cancelation and the satisfaction and discharge of the Existing Notes tendered in connection with the Transactions;

(viii) [Reserved];

(ix) [Reserved];

(x) other SFHC Restricted Payments in an aggregate amount not to exceed $10.0 million at the time of such SFHC Restricted Payment, at any one time outstanding;

(xi) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to Sections 3.7 and 3.9; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuer (or a third party to the extent permitted by this Indenture) has made, if and to the extent required by this Indenture, a Change of Control Offer or SFHC Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Change of Control or SFHC Asset Sale, as the case may be, and has repurchased, if and to the extent required by this Indenture, all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or SFHC Asset Sale Offer, as the case may be;

(xii) [Reserved];

(xiii) [Reserved];

(xiv) the payment of cash dividends or other distributions on the Issuer’s Capital Stock used to, or the making of loans to Syniverse or any other direct or indirect parent of the Issuer to, fund the payment of fees and expenses owed by the Issuer or any other direct or indirect parent or any Restricted Subsidiary of the Issuer, as the case may be, to Affiliates, in each case to the extent permitted by Section 3.8;

(xv) [Reserved];

(xvi) [Reserved];

(xvii) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Issuer;

(xviii) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Syniverse or a Restricted Subsidiary of Syniverse by, Unrestricted Entities (other than Unrestricted Entities the primary assets of which are cash and/or Cash Equivalents);

(xix) [Reserved];

(xx) [Reserved]; and

(xxi) SFHC Restricted Payments to Syniverse or any of its Restricted Subsidiaries; provided that (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) (x) immediately after giving effect to such transaction on a pro forma basis, the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such SFHC Restricted Payment is made would have been at least 1.50 to 1.00 or (y) immediately after giving effect to such transaction, the Debt Service Reserve Account is funded in an aggregate amount equal to an amount sufficient to pay the full amount of interest on the Notes that would be payable in the next six succeeding months;

provided, however, that at the time of, and after giving effect to, any SFHC Restricted Payment permitted under clauses (x), (xi) and (xviii) of this Section 3.4(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries shall be Restricted Subsidiaries. The Issuer shall not permit any Unrestricted Entity that is a Subsidiary of the Issuer to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Entity.” For purposes of designating any Restricted Subsidiary of the Issuer as an Unrestricted Entity, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be SFHC Restricted Payments or SFHC Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall only be permitted if a SFHC Restricted Payment or SFHC Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Entity.

For purposes of this Section 3.4, if any Investment or SFHC Restricted Payment would be permitted pursuant to one or more provisions of this Section 3.4 and/or one or more of the exceptions contained in the definition of “SFHC Permitted Investments,” the Issuer may divide and classify such Investment or SFHC Restricted Payment in any manner that complies with this Section 3.4 and may later divide and reclassify any such Investment or SFHC Restricted Payment so long as the Investment or SFHC Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification; provided that SFHC Restricted Payments made under Section 3.4(b)(x) may not later be reclassified.

SECTION 3.5 Liens.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any asset or property of the Issuer or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Obligations of the Issuer or such Restricted Subsidiary, unless (1) in the case of Liens securing Subordinated Indebtedness, the Notes or any applicable Guarantee is secured by a Lien on such assets of the Issuer or such Restricted Subsidiary and proceeds thereof that is senior in priority to such Liens; or (2) in all other cases, the Notes or the applicable Guarantee is equally and ratably secured with or prior to such Obligation with a Lien on the same assets of the Issuer or such Restricted Subsidiary, as the case may be.

(b) Any Lien which is granted to secure the Notes or such Guarantee under Section 3.5(a) shall be automatically released and discharged at the same time as the release of the Lien (other than a release following enforcement of remedies in respect of such Lien or the Obligations secured by such Lien) that gave rise to the obligation to secure the Notes or such Guarantee under Section 3.5(a).

SECTION 3.6 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Issuer to:

(a)(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries; except in each case for such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions of the Issuer or any of its Restricted Subsidiaries in effect on the Issue Date, including pursuant to the Senior Credit Agreement, the Existing Indenture, the Existing Notes and any other documents relating thereto;

(ii) this Indenture, the Notes (including any Exchange Notes) and Guarantees thereof;

(iii) applicable law or any applicable rule, regulation or order;

(iv) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(v) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary of the Issuer imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

(vi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(vii) customary provisions in (x) joint venture agreements with respect to the Equity Interests subject to the joint venture and (y) operating or other similar agreements, asset sale agreements, stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(viii) purchase money obligations for property acquired and Capitalized Lease Obligations entered into in the ordinary course of business, to the extent such obligations impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(ix) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type described in clause (c) above on the property subject to such lease;

(x) [Reserved];

(xi) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer that is Incurred subsequent to the Issue Date pursuant to Section 3.3; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payment on the Notes (as determined by the Issuer in good faith);

(xii) any encumbrance or restriction contained in Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 3.3 and 3.5 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(xiii) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that does not, individually or in the aggregate, (x) detract from the value of the property or assets of the Issuer or any of its Restricted Subsidiaries in any manner material to the Issuer or any such Restricted Subsidiary or (y) materially affect the Issuer’s ability to make future principal or interest payments on the Notes, in each case, as determined by the Issuer in good faith;

(xiv) customary provisions in joint venture agreements and other similar agreements relating solely to the applicable joint venture;

(xv) existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(xvi) applicable law or any applicable rule, regulation or order in any jurisdiction where Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred pursuant to Section 3.3; and

(xvii) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xvi) above; provided that any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Issuer, no more restrictive as a whole with respect to the applicable encumbrance or restriction than prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 3.6, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 3.7 Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make a SFHC Asset Sale, unless:

(i) immediately after giving effect to such transaction on a pro forma basis, the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such SFHC Asset Sale is committed to be consummated would have been at least 1.50 to 1.00;

(ii) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such SFHC Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(iii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets; provided, however that the amount of:

(1) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Issuer or such Restricted Subsidiary, as the case may be, from further liability;

(2) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(3) any SFHC Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such SFHC Asset Sale having an aggregate Fair Market Value, taken together with all other SFHC Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $25.0 million and (y) 3.8% of SFHC Total Assets, at the time of the receipt of such SFHC Designated Non-cash Consideration (with the Fair Market Value of each item of SFHC Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for the purposes of this clause (iii).

(b) Within 365 days after the Issuer’s or any of its Restricted Subsidiaries’ receipt of the Net Cash Proceeds of any SFHC Asset Sale, the Issuer or such Restricted Subsidiary may apply the Net Cash Proceeds from such SFHC Asset Sale, at its option:

(i) to permanently reduce Obligations under any Secured Indebtedness of the Issuer or any of its Restricted Subsidiaries, the Senior Credit Agreement, any Indebtedness that serves to refund, refinance, replace, redeem, repurchase, retire or defease the Senior Credit Agreement and/or any Indebtedness Incurred to refund, refinance, replace, redeem, repurchase, retire or defease such Indebtedness, and, in the case of revolving obligations thereunder, to correspondingly reduce commitments with respect thereto;

(ii) to make an Investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, property or capital expenditures, in each case used or useful in a Similar Business of the Issuer and its Restricted Subsidiaries;

(iii) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such SFHC Asset Sale; or

(iv) any combination of the foregoing;

provided that the Issuer and its Restricted Subsidiaries shall be deemed to have complied with clauses (ii) and (iii) of this Section 3.7(b) if and to the extent that, within 365 days after the SFHC Asset Sale that generated the Net Cash Proceeds, the Issuer has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Similar Business, make an Investment in Replacement Assets or make a capital expenditure in compliance with clauses (ii) and (iii) of this Section 3.7(b), and that acquisition, purchase or capital expenditure is thereafter completed within 180 days after the end of such 365-day period.

(c) Pending the final application of any such Net Cash Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. Any Net Cash Proceeds from any SFHC Asset Sale that are not applied as provided and within the time period set forth in Section 3.7(b) will be deemed to constitute “SFHC Excess Proceeds.” When the aggregate amount of SFHC Excess Proceeds exceeds $10.0 million, the Issuer shall:

(i) first, to the extent required under any Secured Indebtedness of the Issuer or any of its Restricted Subsidiaries, the Senior Credit Agreement, the Existing Indenture, any Indebtedness that serves to refund, refinance, replace, redeem, repurchase, retire or defease the Senior Credit Agreement and/or any Indebtedness Incurred to refund, refinance, replace, redeem, repurchase, retire or defease such Indebtedness, use such SFHC Excess Proceeds to repay Indebtedness, reduce commitments and/or make an offer to repurchase Indebtedness, commitments and/or notes outstanding under such Secured Indebtedness, the Senior Credit Agreement, the Existing Indenture and/or any such Indebtedness; and

(ii) second, to the extent permitted under any Secured Indebtedness of the Issuer or any of its Restricted Subsidiaries, the Senior Credit Agreement, the Existing Indenture, any Indebtedness that serves to refund, refinance, replace, redeem, repurchase, retire or defease the Senior Credit Agreement and/or the Existing Indenture and any Indebtedness Incurred to refund, refinance, replace, redeem, repurchase, retire or defease such Indebtedness, make an offer (a “SFHC Asset Sale Offer”) to all Holders of Initial Notes (including any Exchange Notes in respect thereof) and all Holders of any Additional Notes (including any Exchange Notes in respect thereof and any other Notes issued in respect thereof pursuant to Section 2.6, 2.7, 2.10, 3.7, 3.9, 3.18 or 9.4 or Article V) to purchase the maximum principal amount of such Initial Notes and such Additional Notes, on a pro rata basis, that may be purchased out of the SFHC Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date fixed for the closing of such offer (or such lesser price, if any, as may be provided by the terms of such Additional Notes), in accordance with the procedures set forth in this Indenture.

To the extent required by Section 3.7(c)(ii), the Issuer will commence a SFHC Asset Sale Offer with respect to SFHC Excess Proceeds within ten days after the later of the date of the application of such SFHC Excess Proceeds pursuant to Section 3.7(c)(i) and the date that such SFHC Excess Proceeds exceed $10.0 million by sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. To the extent that the aggregate amount of such Initial Notes and such Additional Notes tendered pursuant to a SFHC Asset Sale Offer is less than the SFHC Excess Proceeds, the Issuer may use any remaining SFHC Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of such Initial Notes and such Additional Notes surrendered by Holders thereof exceeds the amount of SFHC Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such SFHC Asset Sale Offer, the amount of SFHC Excess Proceeds shall be reset at zero.

(d) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the purchase of the Notes pursuant to a SFHC Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(e) If more Notes are tendered pursuant to a SFHC Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (so long as the Trustee knows of such listing) or if such Notes are not listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements, and, in the case of Global Notes, the procedures of the Depositary); provided, that the selection of Notes for purchase shall not result in a Holder with a principal amount of Notes less than the Minimum Denomination.

(f) Notices of a SFHC Asset Sale Offer shall be sent at least 30 but not more than 60 days before the Purchase Date to each Holder of the Notes electronically, by first class mail to its registered address or otherwise in accordance with the procedures of the Depositary. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the original Note (or if the Note is a Global Note, an adjustment shall be made to the “Schedule of Increases or Decreases in Global Note” attached thereto). On and after the Purchase Date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

SECTION 3.8 Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $7.5 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The provisions of Section 3.8(a) will not apply to the following:

(i)(a) transactions between or among the Issuer and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary of SFHC as a result of such transaction) and (b) any merger or consolidation of the Issuer and any direct parent of the Issuer; provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger or consolidation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii)(a) SFHC Restricted Payments permitted by this Indenture and (b) SFHC Permitted Investments;

(iii) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries or (to the extent relating to the business of the Issuer and its Subsidiaries) any direct or indirect parent of the Issuer;

(iv) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(i);

(v) payments or loans (or cancellation of loans, advances or guarantees) or advances to employees or consultants or guarantees in respect thereof for bona fide business purposes in the ordinary course of business;

(vi) any agreement as in effect as of the Issue Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not more disadvantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction or payments contemplated thereby;

(vii) the Management Agreement as in effect as of the Issue Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not more disadvantageous to the Holders of the Notes in any material respect than the Management Agreement as in effect on the Issue Date) or any transaction or payments (including reimbursement of out-of-pocket expenses) contemplated thereby;

(viii) any transaction between the Issuer and/or any of its Restricted Subsidiaries, on the one hand, and Syniverse and/or any of its Restricted Subsidiaries, on the other hand, so long as such transaction is made in the ordinary course of business and consistent with past practice, which is fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer;

(ix)(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the

Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with Unrestricted Entities in the ordinary course of business;

(x) [Reserved];

(xi) the sale or issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(xii) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsor or any of its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to agreements with the Sponsor described in the Offering Memorandum or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(xiii) any contribution to the capital of the Issuer (other than Disqualified Stock);

(xiv) any transaction with a Person (other than an Unrestricted Entity) that would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary of the Issuer owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of Syniverse or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary of the Issuer shall have a beneficial interest or otherwise participate in such Person;

(xv) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

(xvi) the entering into of any tax sharing agreement or arrangement and any payments of the type permitted by Section 3.17(b)(xii);

(xvii) transactions to effect the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions;

(xviii) pledges of Equity Interests of Unrestricted Entities;

(xix) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(xx) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Issuer or any of its Restricted Subsidiaries with current, former or future officers and employees of the Issuer or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of the Issuer or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(xxi) transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Issuer or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally; and

(xxii) investments by the Sponsor in securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by the Sponsor in connection therewith).

SECTION 3.9 Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder will have the right to require the Issuer to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), except to the extent the Issuer has previously elected to redeem the Notes pursuant to Article V of this Indenture.

(b) Prior to or within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes pursuant to Article V, the Issuer shall send a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee describing:

(i) that a Change of Control has occurred or may occur and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on a Regular Record Date to receive interest on the relevant Interest Payment Date);

(ii) the transaction or transactions that constitute, or are expected to constitute, such Change of Control;

(iii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent, except that such notice may be given more than 60 days prior to the Change of Control Purchase Date if the Change of Control Purchase Date is delayed as provided in Section 3.9(b)(iv)) (the “Change of Control Purchase Date”);

(iv) if such notice is sent prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control pursuant to Section 3.9(h) and that the Change of Control Purchase Date may, in the Issuer’s discretion, be delayed until such time as the Change of Control has occurred; and

(v) the instructions determined by the Issuer, consistent with this Section 3.9, that a Holder must follow in order to have its Notes purchased.

(c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the applicable Agent or the Issuer at the address specified in the notice at least three Business Days prior to the Change of Control Purchase Date. Holders shall be entitled to withdraw their election if the applicable Agent or the Issuer receives prior to the expiration of the Change of Control Offer, a telegram, facsimile transmission, letter or electronic transmission in the form of a “pdf” on letterhead (if applicable) and signed by an authorized signer setting forth the name of the Holder, the principal amount at maturity of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his selection to have such Note purchased.

(d) On the purchase date, all Notes purchased by the Issuer under this Section 3.9 shall be delivered by the applicable Agent or the Issuer to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest and Additional Interest, if any, to the Holders entitled thereto. With respect to any Note purchased in part, the Issuer shall issue, and the Trustee shall authenticate, a new Note in a principal amount equal at maturity to the unpurchased portion of the original Note in the name of the Holder upon cancellation of the original Note (or if the Note is a Global Note, an adjustment shall be made to the “Schedule of Increases or Decreases in Global Note” attached thereto).

(e) Notwithstanding the provisions of this Section 3.9, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(f) Prior to any Change of Control Offer, the Issuer shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of the Issuer to make such offer have been complied with.

(g) The Issuer shall comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.9. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.9, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.9 by virtue of such compliance.

(h) A Change of Control Offer may be made in advance of a Change of Control and conditioned upon such Change of Control.

SECTION 3.10 [Reserved].

SECTION 3.11 Future Guarantors. If, after the Issue Date, (a) any Restricted Subsidiary of Syniverse (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary thereof) that is not then a Guarantor guarantees any Indebtedness under the Senior Credit Agreement or the Existing Indenture or (b) the Issuer otherwise elects to have any Restricted Subsidiary of Syniverse become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary, within 20 Business Days of the date that such Indebtedness has been guaranteed (in the case of clause (a) only), to execute and deliver to the Trustee a Guarantor Supplemental Indenture pursuant to which such Restricted Subsidiary shall become a Guarantor under this Indenture.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with Section 10.2.

SECTION 3.12 Compliance Certificate; Statement by Officers as to Default. The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer ending after the Issue Date, an Officer’s Certificate to the effect that to the best knowledge of the signer thereof on behalf of the Issuer, the Issuer is or is not in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Issuer (through its own action or omission or through the action or omission of any Guarantor as applicable) shall be in default, specifying all such defaults and the nature and status thereof of which such signer may have knowledge. Following the qualification of this Indenture under the TIA, (i) each Guarantor shall, to the extent required by the TIA, comply with TIA § 314(a)(4), and (ii) the individual signing any certificate given by any Person pursuant to this Section 3.12 shall be the principal executive, financial or accounting officer of such Person, in compliance with TIA § 314(a)(4).

So long as any of the Notes are outstanding, the Issuer will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 3.13 Limitation on Layering.

Notwithstanding anything to the contrary in this Indenture, the Issuer shall not, and shall not permit any Guarantor that is a Subsidiary of the Issuer to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be. Unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured, and Indebtedness shall not be treated as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 3.14 Designation of Restricted and Unrestricted Entities.

(a) The Board of Directors of the Issuer or Syniverse, as applicable, may designate any Subsidiary of the Issuer or Syniverse, respectively (including any newly acquired or newly formed Subsidiary of the Issuer or Syniverse but excluding the Issuer or Syniverse, as applicable), to be an Unrestricted Entity unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or Syniverse, as applicable, or any other Subsidiary of the Issuer or Syniverse, as applicable, that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries or Syniverse or any of its Restricted Subsidiaries, as applicable; provided, further, however, that either:

(i) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(ii) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 3.4 or 3.17, as applicable.

(b) The Board of Directors of the Issuer or Syniverse, as applicable, may designate any Unrestricted Entity to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries or Syniverse and its Restricted Subsidiaries, as applicable, for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such designation, would have been at least 2.00 to 1.00, or

(2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries or Syniverse and its Restricted Subsidiaries, as applicable, would be greater than such ratio for the Issuer and its Restricted Subsidiaries or Syniverse and its Restricted Subsidiaries, as applicable, immediately prior to giving effect to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

(c) Any such designation by the Board of Directors of the Issuer or Syniverse, as applicable, shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer or Syniverse, as applicable, giving effect to such designation and an Officer’s Certificate of the Issuer or Syniverse, as applicable, certifying that such designation complied with this Section 3.14.

SECTION 3.15 Covenant Suspension.

(a) If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), Sections 3.3, 3.4, 3.6, 3.7, 3.8, 3.17. 3.18 and 4.2(a)(iv) (collectively, the “Suspended Covenants”) shall no longer be applicable to such Notes.

(b) In the event that the Issuer, Syniverse and their respective Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time pursuant to Section 3.15(a), and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer, Syniverse and their respective Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this Indenture as the “Suspension Period.”

(c) Upon the occurrence of a Covenant Suspension Event, the amount of SFHC Excess Proceeds and Syniverse Excess Proceeds from Net Cash Proceeds shall be reset at zero.

(d) In the event of any reinstatement of the Suspended Covenants pursuant to Section 3.15(b), no failure to comply with the Suspended Covenants prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that (1) with respect to SFHC Restricted Payments or Syniverse Restricted Payments, as applicable, made after the Reversion Date, the amount of SFHC Restricted Payments or Syniverse Restricted Payments, as applicable, made shall be calculated as though Section 3.4 and Section 3.17 had been in effect prior to, but not during, the Suspension Period; provided that no Subsidiaries of Syniverse may be designated as Unrestricted Entities during the Suspension Period unless such designation would have complied with Section 3.4 or Section 3.17, as applicable, as if such Section 3.4 or Section 3.17 were in effect during such period, and (2) all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, by the Issuer or any of its Restricted Subsidiaries during the Suspension Period shall be classified to have been Incurred or issued pursuant to Section 3.3(b)(iii). In addition, for purposes of Section 3.8, all agreements and arrangements entered into by the Issuer and any Restricted Subsidiary thereof with an Affiliate of the Issuer during the Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Issue Date, and for purposes of Section 3.6, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such Section 3.6 will be deemed to have been existing on the Issue Date.

The Issuer shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Issuer, Syniverse and their respective Subsidiaries’ future compliance with their covenants or (iii) notify the Holders of any Covenant Suspension Event or Reversion Date.

SECTION 3.16 Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 3.17 Limitation on Restricted Payments Applicable to Syniverse and Its Restricted Subsidiaries (Other than the Issuer and its Restricted Subsidiaries).

(a) Syniverse shall not, and shall not permit any of its Restricted Subsidiaries (other than the Issuer and its Restricted Subsidiaries) to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of Syniverse’s or any of its Restricted Subsidiaries’ (other than the Issuer and its Restricted Subsidiaries) Equity Interests, including any payment made in connection with any merger or consolidation involving Syniverse (other than (A) dividends or distributions by Syniverse payable solely in Equity Interests (other than Disqualified Stock) of Syniverse); or (B) dividends or distributions by a Restricted Subsidiary of Syniverse so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by such Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Syniverse or a Restricted Subsidiary of Syniverse receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of Syniverse or any direct or indirect parent of Syniverse;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement) and (B) Subordinated Indebtedness of Syniverse or a Restricted Subsidiary to Syniverse or another Restricted Subsidiary); or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Syniverse Restricted Payments”), unless, at the time of such Syniverse Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a pro forma basis, the Fixed Charge Coverage Ratio of Syniverse and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction would have been at least 2.00 to 1.00; and

(C) such Syniverse Restricted Payment, together with the aggregate amount of all other Syniverse Restricted Payments made by Syniverse and its Restricted Subsidiaries (other than the Issuer and its Restricted Subsidiaries) after the Issue Date (including Syniverse Restricted Payments permitted by clauses (i) and (viii) of Section 3.17(b), but excluding all other Syniverse Restricted Payments permitted by Section 3.17(b)), is less than the sum of, without duplication,

(1) 100% of the EBITDA of Syniverse for the period (taken as one accounting period) from January 1, 2017 to the end of Syniverse’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Syniverse Restricted Payment less the product of 1.4 times the Consolidated Interest Expense of Syniverse for the same period, plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by Syniverse after the Issue Date from the issue or sale of Equity Interests of Syniverse (other than Excluded Equity), including such Equity Interests issued upon exercise of warrants or options, plus

(3) 100% of the aggregate amount of contributions to the capital of Syniverse received in cash and the Fair Market Value of assets other than cash after the Issue Date (other than Excluded Equity), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, in each case, of Syniverse or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by Syniverse or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by Syniverse or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged for Equity Interests in Syniverse or any direct or indirect parent of Syniverse (other than Excluded Equity), plus

(5) 100% of the aggregate amount received by Syniverse or any Restricted Subsidiary thereof in cash and the Fair Market Value of assets other than cash received by Syniverse or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to Syniverse or a Subsidiary of Syniverse) of Restricted Investments made by Syniverse and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Syniverse and its Restricted Subsidiaries by any Person (other than Syniverse or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 3.17(b)(x)),

(B) the sale (other than to Syniverse or a Restricted Subsidiary thereof or an employee stock ownership plan or trust established by Syniverse or any Restricted Subsidiary thereof (other than to the extent such employee stock ownership plan or trust has been funded by Syniverse or any Restricted Subsidiary thereof)) of the Capital Stock of an Unrestricted Entity that is a Subsidiary of Syniverse, or

(C) any distribution or dividend from an Unrestricted Entity (to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income), plus

(6) in the event any Unrestricted Entity that is a Subsidiary of Syniverse has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, Syniverse or a Restricted Subsidiary of Syniverse, in each case after the Issue Date, the Fair Market Value of the Investment of Syniverse or its Restricted Subsidiary in such Unrestricted Entity at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Entity so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Entity was made pursuant to Section 3.17(b)(x) or constituted a Syniverse Permitted Investment), plus

(7) $200.0 million; provided, that (i) $100.0 million of the amount under this clause (7) shall be available at any time from and after the Issue Date and (ii) the remaining $100.0 million of the amount under this clause (7) shall be available so long as, immediately after giving effect to such transaction on a pro forma basis, the Consolidated Senior Debt Ratio of Syniverse and its Restricted Subsidiaries is less than 6.00 to 1.00.

(b) The provisions of Section 3.17(a) shall not prohibit:

(i) the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Indenture;

(ii)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Syniverse Retired Capital Stock”) of Syniverse or any direct or indirect parent of Syniverse, or Subordinated Indebtedness of Syniverse or any other Guarantor, in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Syniverse or any direct or indirect parent of Syniverse or contributions to the equity capital of Syniverse (other than Excluded Equity) (collectively, including any such contributions, “Syniverse Refunding Capital Stock”);

(b) the declaration and payment of accrued dividends on the Syniverse Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Syniverse or to an employee stock ownership plan or any trust established by Syniverse or any of its Subsidiaries) of Syniverse Refunding Capital Stock; and

(c) if immediately prior to the retirement of the Syniverse Retired Capital Stock, the declaration and payment of dividends thereon was permitted under Section 3.17(b)(vi) and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Syniverse Refunding Capital Stock (other than Syniverse Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of Syniverse or any direct or indirect parent of Syniverse) in an aggregate amount no greater than the Unpaid Amount;

(iii) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of Syniverse or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness thereof;

(iv) the purchase, retirement, redemption or other acquisition (or dividends to any direct or indirect parent of Syniverse to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of Syniverse or any direct or indirect parent of Syniverse held by any future, present or former employee, director or consultant of Syniverse or any direct or indirect parent of Syniverse or any Subsidiary of Syniverse (or their permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) shall not exceed (x) $10.0 million in any calendar year or (y) subsequent to the consummation of an underwritten public Equity Offering of common stock of Syniverse or any direct or indirect parent of Syniverse or any Restricted Subsidiary of Syniverse (an “IPO”), $20.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of (1) $15.0 million in the aggregate in any calendar year or (2) subsequent to the consummation of an IPO, $25.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by Syniverse or any of its Restricted Subsidiaries from the sale of Equity Interests of Syniverse or any direct or indirect parent of Syniverse (to the extent contributed to Syniverse) to members of management, directors or consultants of Syniverse and its Restricted Subsidiaries or any direct or indirect parent of Syniverse that occurs after the Issue Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Syniverse Restricted Payments under Section 3.17(a)(C)); plus

(b) the cash proceeds of key man life insurance policies received by Syniverse or any direct or indirect parent of Syniverse (to the extent contributed to Syniverse) and its Restricted Subsidiaries after the Issue Date; plus

(c) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of Syniverse and its Restricted Subsidiaries or any direct or indirect parent of Syniverse in connection with the Transactions that are foregone in return for the receipt of Equity Interests; less

(d) the amount of cash proceeds described in clause (a) or (b) of this clause (iv) previously used to make Syniverse Restricted Payments pursuant to this clause (iv)

(provided that Syniverse may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year); in addition, cancellation of Indebtedness owing to Syniverse from any current or former officer, director or employee (or any permitted transferees thereof) of Syniverse or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of Syniverse from such Persons will not be deemed to constitute a Syniverse Restricted Payment for purposes of this Section 3.17 or any other provisions of this Indenture;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Syniverse or any of its Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 3.3 of the Existing Indenture (as in effect on the Issue Date);

(vi) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock and the declaration and payment of dividends to any direct or indirect parent of Syniverse, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of any direct or indirect parent of Syniverse issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Fixed Charge Coverage Ratio of Syniverse and its Restricted Subsidiaries would have been at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by Syniverse from the sale (or the contribution of the net cash proceeds from the sale) of Designated Preferred Stock;

(vii) any Syniverse Restricted Payments made in connection with the consummation of the Transactions, including any payments or loans made to any direct or indirect parent of Syniverse to enable it to make any such payments, and the satisfaction and discharge of the Existing Notes tendered in connection with the Transactions;

(viii) the declaration and payment of dividends on Syniverse’s common stock (or the payment of dividends to any direct or indirect parent of Syniverse to fund the payment by any direct or indirect parent of Syniverse of dividends on such entity’s common stock) of up to 6.0% per annum of the net cash proceeds received by Syniverse from any public offering of common stock or contributed to Syniverse by any direct or indirect parent of Syniverse from any public offering of common stock;

(ix) Syniverse Restricted Payments that are made with Excluded Contributions;

(x) other Syniverse Restricted Payments (other than any Syniverse Restricted Payments under clauses (i) and (ii) of the definition thereof) in an aggregate amount not to exceed $50.0 million at the time of such Syniverse Restricted Payment, at any one time outstanding;

(xi) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of Syniverse and its Restricted Subsidiaries pursuant to provisions similar to Sections 3.9 and 3.18; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, Syniverse (or a third party to the extent permitted by this Indenture) has made, if and to the extent required by this Indenture, a Change of Control Offer or Syniverse Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Change of Control or Syniverse Asset Sale, as the case may be, and has, if and to the extent required by this Indenture, repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Syniverse Asset Sale Offer, as the case may be;

(xii) for so long as Syniverse is a member of a group filing a consolidated or combined income tax return with any direct or indirect parent of Syniverse, the payment of dividends or other distributions to Holdings or such other direct or indirect parent of Syniverse in amounts required for Holdings or such other parent company to pay federal, state and local income taxes imposed on such entity to the extent such income taxes are attributable to the income of Syniverse and its Subsidiaries; provided, however, that (i) the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that Syniverse and its Subsidiaries that are members of such consolidated or combined group would have been required to pay in respect of federal, state and local income taxes (as the case may be) in respect of such year if Syniverse and its Subsidiaries paid such income taxes directly as a stand-alone consolidated or combined income tax group (reduced by any such taxes paid directly by Syniverse or any Subsidiary) and (ii) the permitted payment pursuant to this clause (xii) with respect to any taxes attributable to income of any Unrestricted Entity that is a Subsidiary of Syniverse for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Entity to Syniverse or any Restricted Subsidiary of Syniverse for the purposes of paying such consolidated, combined or similar taxes;

(xiii) the payment of dividends, other distributions or other amounts to, or the making of loans to any direct or indirect parent of Syniverse, in the amount required for such entity to, if applicable:

(a) pay amounts equal to the amounts required for any direct or indirect parent of Syniverse to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of Syniverse, if applicable, and general corporate operating and overhead expenses of any direct or indirect parent of Syniverse, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of Syniverse and its Subsidiaries;

(b) pay, if applicable, amounts equal to amounts required for any direct or indirect parent of Syniverse to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to Syniverse (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, Syniverse or any Restricted Subsidiary thereof Incurred in accordance with Section 3.3 of the Existing Indenture (as in effect on the Issue Date) (except to the extent any such payments have otherwise been made by any such guarantor);

(c) pay fees and expenses incurred by any direct or indirect parent of Syniverse, other than to Affiliates of Syniverse, related to any unsuccessful equity or debt offering of such parent; and

(d) make payments to the Sponsor (i) pursuant to the Management Agreement as in effect as of the Issue Date or as thereafter amended, supplemented or replaced (so long as not more disadvantageous to the Holders of the Notes in any material respect than the Management Agreement as in effect on the Issue Date) or (ii) for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, including in connection with the consummation of the Transactions, which payments are (x) made pursuant to agreements with the Sponsor described in the Offering Memorandum or (y) approved by a majority of the Board of Directors of Syniverse in good faith;

(xiv) the payment of cash dividends or other distributions on Syniverse’s Capital Stock used to, or the making of loans to any direct or indirect parent of Syniverse to, fund the payment of fees and expenses owed by Syniverse or any direct or indirect parent or any Restricted Subsidiary of Syniverse, as the case may be, to Affiliates, in each case to the extent permitted by Section 3.8 of the Existing Indenture (as in effect on the Issue Date);

(xv)(a) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (b) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(xvi) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvii) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of Syniverse;

(xviii) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Syniverse or a Restricted Subsidiary of Syniverse by, Unrestricted Entities (other than Unrestricted Entities the primary assets of which are cash and/or Cash Equivalents); and

(xix) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of Syniverse,

provided, however, that at the time of, and after giving effect to, any Syniverse Restricted Payment permitted under clauses (iv), (vi), (viii), (ix), (x), (xi) and (xviii) of this Section 3.17(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of Syniverse’s Subsidiaries will be Restricted Subsidiaries. Syniverse will not permit any Unrestricted Entity that is a Subsidiary of Syniverse (other than any Subsidiary of the Issuer) to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Entity.” For purposes of designating any Restricted Subsidiary of Syniverse (other than any Restricted Subsidiary of the Issuer) as an Unrestricted Entity, all outstanding Investments by Syniverse and its Restricted Subsidiaries (other than the Issuer and its Restricted Subsidiaries) (except to the extent repaid) in the Subsidiary so designated will be deemed to be Syniverse Restricted Payments or Syniverse Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Syniverse Restricted Payment or Syniverse Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Entity.

For purposes of this Section 3.17, if any Investment or Syniverse Restricted Payment would be permitted pursuant to one or more provisions of this Section 3.17 and/or one or more of the exceptions contained in the definition of “Syniverse Permitted Investments,” Syniverse may divide and classify such Investment or Syniverse Restricted Payment in any manner that complies with this Section 3.17 and may later divide and reclassify any such Investment or Syniverse Restricted Payment so long as the Investment or Syniverse Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 3.18 Asset Sales Applicable to Syniverse and Its Restricted Subsidiaries (Other than the Issuer and its Restricted Subsidiaries).

(a) Syniverse shall not, and shall not permit any of its Restricted Subsidiaries (other than the Issuer and its Restricted Subsidiaries) to, cause or make a Syniverse Asset Sale, unless:

(i) Syniverse or any of such Restricted Subsidiaries, as the case may be, receives consideration at the time of such Syniverse Asset Sale at least equal to the Fair Market Value (as determined in good faith by Syniverse) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by Syniverse or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets; provided, however that the amount of:

(1) any liabilities (as shown on Syniverse’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Syniverse or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies Syniverse or such Restricted Subsidiary, as the case may be, from further liability;

(2) any notes or other obligations or other securities or assets received by Syniverse or such Restricted Subsidiary from such transferee that are converted by Syniverse or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(3) any Syniverse Designated Non-cash Consideration received by Syniverse or any of its Restricted Subsidiaries in such Syniverse Asset Sale having an aggregate Fair Market Value, taken together with all other Syniverse Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 2.3% of Syniverse Total Assets, at the time of the receipt of such Syniverse Designated Non-cash Consideration (with the Fair Market Value of each item of Syniverse Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for the purposes of this clause (ii).

(b) Within 365 days after Syniverse’s or any such Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Syniverse Asset Sale, Syniverse or such Restricted Subsidiary may apply the Net Cash Proceeds from such Syniverse Asset Sale, at its option:

(i) to permanently reduce Obligations under any Secured Indebtedness of Syniverse or any of its Restricted Subsidiaries (including, for the avoidance of doubt, the Senior Credit Agreement), any Indebtedness that serves to refund, refinance, replace, redeem, repurchase, retire or defease the Senior Credit Agreement, any Indebtedness Incurred to refund, refinance, replace, redeem, repurchase, retire or defease such Indebtedness and/or the Existing Notes and, in the case of revolving obligations thereunder, to correspondingly reduce commitments with respect thereto;

(ii) to permanently reduce Obligations under the Initial Notes (including any Exchange Notes in respect thereto), any Additional Notes (including any Exchange Notes in respect thereto and any other Notes issued in respect thereof pursuant to Section 2.6, 2.7, 2.10, 3.7, 3.9, 3.18 or 9.4 or Article V) or other Pari Passu Indebtedness of the Issuer or the Guarantors (provided that if the Issuer shall so reduce such Obligations under such Additional Notes or such other Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under such Initial Notes if such Initial Notes are then redeemable at par or, if such Initial Notes are not redeemable at par, by making an offer (in accordance with the procedures set forth below for a Syniverse Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, the pro rata principal amount of such Initial Notes that would otherwise be redeemed) (provided that in the case of any reduction of any revolving obligations pursuant to this clause (ii), Syniverse or such Restricted Subsidiary shall effect a corresponding reduction of commitments with respect thereto);

(iii) to make an Investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Syniverse), assets, or property or capital expenditures, in each case used or useful in a Similar Business;

(iv) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Syniverse), properties or assets that replace the properties and assets that are the subject of such Syniverse Asset Sale; or

(v) any combination of the foregoing;

provided that Syniverse and its Restricted Subsidiaries shall be deemed to have complied with clauses (iii) and (iv) of this Section 3.18(b) if and to the extent that, within 365 days after the Syniverse Asset Sale that generated the Net Cash Proceeds, Syniverse has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Similar Business, make an Investment in Replacement Assets or make a capital expenditure in compliance with clauses (iii) and (iv) of this Section 3.18(b), and that acquisition, purchase or capital expenditure is thereafter completed within 180 days after the end of such 365-day period.

(c) Pending the final application of any such Net Cash Proceeds, Syniverse or such Restricted Subsidiary of Syniverse may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. Any Net Cash Proceeds from any Syniverse Asset Sale that are not applied as provided and within the time period set forth in Section 3.18(b) will be deemed to constitute “Syniverse Excess Proceeds.” When the aggregate amount of Syniverse Excess Proceeds exceeds $30.0 million, Syniverse shall:

(i) first, to the extent required under any Secured Indebtedness of Syniverse or any of its Restricted Subsidiaries (including, for the avoidance of doubt, the Senior Credit Agreement), any Indebtedness that serves to refund, refinance, replace, redeem, repurchase, retire or defease the Senior Credit Agreement, any Indebtedness Incurred to refund, refinance, replace, redeem, repurchase, retire or defease such Indebtedness and/or the Existing Indenture, use such Syniverse Excess Proceeds to repay Indebtedness, reduce commitments and/or make an offer to repurchase Indebtedness, commitments and/or notes outstanding under any such Secured Indebtedness, the Senior Credit Agreement, the Existing Indenture, any Indebtedness that serves to refund, refinance, replace, redeem, repurchase, retire or defease the Senior Credit Agreement and/or any Indebtedness Incurred to refund, refinance, replace, redeem, repurchase, retire or defease such Indebtedness; and

(ii) second, to the extent permitted under any Secured Indebtedness of Syniverse or any of its Restricted Subsidiaries (including, for the avoidance of doubt, the Senior Credit Agreement), the Existing Indenture, any Indebtedness that serves to refund, refinance, replace, redeem, repurchase, retire or defease the Senior Credit Agreement and/or the Existing Indenture and any Indebtedness Incurred to refund, refinance, replace, redeem, repurchase, retire or defease such Indebtedness, make an offer (a “Syniverse Asset Sale Offer”) to all Holders of Initial Notes (including any Exchange Notes in respect thereof) and to all Holders of any Additional Notes (including any Exchange Notes in respect thereof and any other Notes issued in respect thereof pursuant to Section 2.6, 2.7, 2.10, 3.7, 3.9, 3.18 or 9.4 or Article V) and other Pari Passu Indebtedness of the Issuer and the Guarantors, to purchase the maximum principal amount of such Initial Notes, such Additional Notes and such other Pari Passu Indebtedness, on a pro rata basis, that may be purchased out of the Syniverse Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date fixed for the closing of such offer (or such lesser price, if any, as may be provided by the terms of such Additional Notes or such Pari Passu Indebtedness, as applicable), in accordance with the procedures set forth in this Indenture.

To the extent required by Section 3.18(c)(ii), Syniverse will commence a Syniverse Asset Sale Offer with respect to Syniverse Excess Proceeds within ten days after the later of the date of the application of such Syniverse Excess Proceeds pursuant to Section 3.18(c)(i) and the date that such Syniverse Excess Proceeds exceed $30.0 million by sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. To the extent that the aggregate amount of such Initial Notes, such Additional Notes and such other Pari Passu Indebtedness tendered pursuant to a Syniverse Asset Sale Offer is less than the Syniverse Excess Proceeds, Syniverse may use any remaining Syniverse Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of such Initial Notes, such Additional Notes and such other Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Syniverse Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Syniverse Asset Sale Offer, the amount of Syniverse Excess Proceeds shall be reset at zero.

(d) Syniverse shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the purchase of the Notes pursuant to a

Syniverse Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, Syniverse shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(e) If more Notes are tendered pursuant to a Syniverse Asset Sale Offer than Syniverse is required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (so long as the Trustee knows of such listing) or if such Notes are not listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements, and, in the case of Global Notes, the procedures of the Depositary); provided, that the selection of Notes for purchase shall not result in a Holder with a principal amount of Notes less than the Minimum Denomination.

(f) Notices of a Syniverse Asset Sale Offer shall be sent at least 30 but not more than 60 days before the Purchase Date to each Holder of the Notes electronically, by first class mail to its registered address or otherwise in accordance with the procedures of the Depositary. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the original Note (or if the Note is a Global Note, an adjustment shall be made to the “Schedule of Increases or Decreases in Global Note” attached thereto). On and after the Purchase Date, unless Syniverse defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

ARTICLE IV

Merger, Consolidation or Sale of All or Substantially All Assets

SECTION 4.1 When the Issuer May Merge, Consolidate or Sell Assets.

(a) The Issuer shall not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “SFHC Successor Company”); and the SFHC Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under this Indenture and the Notes pursuant to a supplemental indenture;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the SFHC Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the SFHC Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(iii) the Issuer or the SFHC Successor Company, as the case may be, shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; and

(iv) if the SFHC Successor Company is other than the Issuer, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes.

The SFHC Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under this Indenture and the Notes, and the Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding the foregoing clauses (ii) or (iii), (a) any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer, (b) the Issuer may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Issuer in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby and (c) the Issuer may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of the Issuer.

SECTION 4.2 When Syniverse May Merge, Consolidate or Sell Assets.

(a) Syniverse shall not consolidate or merge with or into or wind up into (whether or not Syniverse is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i) Syniverse is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than Syniverse) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (Syniverse or such Person, as the case may be, being herein called the “Syniverse Successor Company”) and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(ii) the Syniverse Successor Company (if other than Syniverse) expressly assumes all the obligations of Syniverse under this Indenture and the Notes pursuant to a supplemental indenture;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Syniverse Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Syniverse Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either:

(1) the Fixed Charge Coverage Ratio of Syniverse and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction would have been at least 2.00 to 1.00; or

(2) the Fixed Charge Coverage Ratio for the Syniverse Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Syniverse and its Restricted Subsidiaries immediately prior to giving effect to such transaction; and

(v) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with this Indenture.

The Syniverse Successor Company (if other than Syniverse) will succeed to, and be substituted for, Syniverse under this Indenture and the Notes, and Syniverse will automatically be released and discharged from its obligations under this Indenture and the

Notes. Notwithstanding the foregoing clauses (iii), (iv) or (v), (a) any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to Syniverse, (b) Syniverse may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing Syniverse in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of Syniverse and its Restricted Subsidiaries is not increased thereby and (c) Syniverse may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of Syniverse.

(b) Subject to Section 10.5, each Guarantor that is a Restricted Subsidiary of Syniverse (other the Issuer and its Restricted Subsidiaries) shall not, and Syniverse shall not permit any such Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) either (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s Guarantee pursuant to a supplemental indenture or (b) such sale or disposition or consolidation or merger is not in violation of Section 3.18 (for purposes of this clause (b), without giving effect to clause (b) of the definition of “Syniverse Asset Sale”);

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and

(iii) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

Subject to Article X, the Successor Guarantor shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee, and such Guarantor shall automatically be released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing clauses (ii) or (iii), (1) a Guarantor may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (2) a Guarantor may merge or consolidate with another Guarantor or Syniverse and (3) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

ARTICLE V

Redemption of Notes

SECTION 5.1 Applicability of Article. Notes of or within any series that are redeemable in whole or in part before their Stated Maturity shall be redeemable in accordance with their terms and (except as otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.1) in accordance with this Article V.

SECTION 5.2 Optional Redemption.

(a) The Notes of any series may be redeemed, in whole at any time, or in part from time to time, subject to the conditions and at the Redemption Prices set forth in Paragraph 6 of the applicable Notes Supplemental Indenture, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to, but excluding, the applicable Redemption Date.

(b) In connection with any redemption of Notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including consummation of any related Equity Offering or consummation of a Change of Control. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

SECTION 5.3 Election to Redeem; Notice to Trustee of Optional and Mandatory Redemptions. If the Issuer elects to redeem Notes pursuant to this Article V, the Issuer shall furnish to the Trustee, at least 2 Business Days for Global Notes and 10 calendar days for Definitive Notes before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 5.5, an Officer’s Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (b) the Redemption Date, (c) the principal amount of the Notes to be redeemed and (d) the Redemption Price, but failure to so notify the Trustee shall not invalidate any notice given in accordance with Section 5.5, and shall not constitute a Default or Event of Default by the Issuer. The Issuer may also include a request in such Officer’s Certificate that the Trustee sends the notice of redemption in the Issuer’s name and at its expense and setting forth the information to be stated in such notice as provided in Section 5.5. The Issuer shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 5.4.

SECTION 5.4 Selection by Trustee of Notes to Be Redeemed. Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.1, if less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (so long as the Trustee knows of such listing), or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and, in the case of Global Notes, the procedures of the Depositary); provided, that the selection of Notes for redemption shall not result in a Holder of Notes with a principal amount of Notes less than the Minimum Denomination. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note (or if the Note is a Global Note, an adjustment shall be made to the “Schedule of Increases or Decreases in Global Note” attached thereto). On and after the applicable Redemption Date, interest and Additional Interest, if any, will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and Additional Interest, if any, on, the Notes to be redeemed.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.5 Notice of Redemption. Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.1, the Issuer shall send or cause to be sent to each Holder whose Notes are to be redeemed, electronically, by first class mail to such Holder’s registered address or otherwise in accordance with the procedures of the Depositary, a notice of redemption not less than 30 nor more than 60 days prior to a date fixed for redemption (a “Redemption Date”); provided, however, that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or if the Redemption Date is delayed as provided in Section 5.2(b). At the Issuer’s written request, the Trustee may send notice of redemption in the Issuer’s name and at the Issuer’s expense; provided that the Issuer shall have delivered to the Trustee at least two Business Days (or such shorter period as agreed to by the Trustee in its sole discretion) before notice of redemption is required to be sent to Holders pursuant to this Section 5.5, an Officer’s Certificate requesting that the Trustee give such notice and providing a form of such notice.

All notices of redemption shall be prepared by the Issuer and shall state:

(a) the Redemption Date,

(b) the Redemption Price and the amount of accrued and unpaid interest, including Additional Interest, if any, to, but excluding, the Redemption Date payable as provided in Section 5.7, if any,

(c) if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(d) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed (or if the Note is a Global Note, that an adjustment shall be made to the “Schedule of Increases or Decreases in Global Note” attached thereto),

(e) that on the Redemption Date the Redemption Price (and accrued and unpaid interest, including Additional Interest, if any, to, but excluding, the Redemption Date payable as provided in Section 5.7) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Issuer defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

(f) the place or places where such Notes are to be surrendered for payment of the Redemption Price and accrued and unpaid interest, including Additional Interest, if any,

(g) the name and address of the Paying Agent,

(h) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price,

(i) the CUSIP number, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Notes, and

(j) the Section of this Indenture pursuant to which the Notes are to be redeemed and any conditions to such redemption pursuant to Section 5.2(b).

SECTION 5.6 Deposit of Redemption Price. Prior to 10:00 a.m., New York City time, on any Redemption Date, the Issuer shall deposit with the Trustee or a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money sufficient to pay the Redemption Price of, and accrued and unpaid interest, including Additional Interest, if any, on, all the Notes which are to be redeemed on that date.

SECTION 5.7 Notes Payable on Redemption Date. Notice of redemption having been sent as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified (together with accrued and unpaid interest and Additional Interest, if any, to, but excluding, the Redemption Date), and from and after such date (unless the Issuer shall default in the payment of the Redemption Price and accrued and unpaid interest and Additional Interest, if any, to, but excluding, the Redemption Date) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Issuer at the Redemption Price, together with accrued and unpaid interest, including Additional Interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest (including Additional Interest, if any) from the Redemption Date at the rate borne by the Notes.

If a Redemption Date is on or after a Regular Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest and Additional Interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Regular Record Date, and no further interest shall be payable to Holders whose Notes shall be subject to redemption by the Issuer.

SECTION 5.8 Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3 and specified in the applicable notice of redemption (with, if the Issuer so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuer shall execute, and the Trustee upon receipt of an Authentication Order shall authenticate and make available for delivery to the Holder of such Note at the expense of the Issuer, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered, provided that each such new Note shall be in the Minimum Denomination and integral multiples of $50 in excess thereof (or if the Note is a Global Note, an adjustment shall be made to the “Schedule of Increases or Decreases in Global Note” attached thereto).

SECTION 5.9 Offer to Repurchase. In the event that, pursuant to Section 3.7 or Section 3.18, the Issuer or Syniverse is required to commence an offer to all Holders to purchase the Notes (an “Offer to Repurchase”), it shall follow the procedures specified below.

(a) The Offer to Repurchase shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all SFHC Excess Proceeds or Syniverse shall apply all Syniverse Excess Proceeds, as applicable (the “Offer Amount”), pursuant to Section 3.7 or Section 3.18, as applicable, to the purchase of Initial Notes (including any Exchange Notes in respect thereof), any Additional Notes (including any Exchange Notes in respect thereof and any other Notes issued in respect thereof pursuant to Section 2.6, 2.7, 2.10, 3.7, 3.9, 3.18 or 9.4 or Article V) and, in the case of Section 3.18, other Pari Passu Indebtedness, as applicable. Payment for any Notes so purchased shall be made pursuant to Section 3.1.

(b) If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest and Additional Interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Repurchase.

(c) Upon the commencement of an Offer to Repurchase, the Issuer or Syniverse, as applicable, shall send a notice to the Trustee and each of the Holders, electronically, by first class mail to such Holder’s registered address or otherwise in accordance with the procedures of the Depositary. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Repurchase. The notice, which shall govern the terms of the Offer to Repurchase, shall state:

(i) that the Offer to Repurchase is being made pursuant to this Section 5.9 and Section 3.7 or Section 3.18, as applicable, and the length of time the Offer to Repurchase shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer or Syniverse, as applicable, defaults in making such payment, any Note accepted for payment pursuant to the Offer to Repurchase shall cease to accrue interest (including Additional Interest, if any) after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Offer to Repurchase may elect to have Notes purchased in the Minimum Denomination or an integral multiple of $50 in excess thereof only;

(vi) that Holders electing to have a Note purchased pursuant to any Offer to Repurchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, to the Issuer or the applicable Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer or the applicable Agent, as the case may be, receives, not later than on the expiration of the Offer Period, a telegram, facsimile transmission, letter or electronic transmission in the form of a “pdf” on letterhead (if applicable) and signed by an authorized signer setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Initial Notes (including any Exchange Notes in respect thereof), any Additional Notes (including any Exchange Notes in respect thereof and any other Notes issued in respect thereof pursuant to Section 2.6, 2.7, 2.10, 3.7, 3.9, 3.18 or 9.4 or Article V) and, in the

case of Section 3.18, other Pari Passu Indebtedness, as applicable, surrendered by Holders thereof exceeds the Offer Amount, the Trustee shall select such Initial Notes and any such Additional Notes, as applicable, to be purchased or prepaid, on a pro rata basis based on the principal amount of such Initial Notes, any such Additional Notes and, in the case of Section 3.18, such other Pari Passu Indebtedness, as applicable, surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in the Minimum Denomination, or integral multiples of $50 in excess thereof, shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or if the Note is a Global Note, that an adjustment shall be made to the “Schedule of Increases or Decreases in Global Note” attached thereto).

(d) On or before the Purchase Date, the Issuer or Syniverse, as applicable, shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Repurchase, or if less than the Offer Amount has been tendered, all Notes tendered, and the Issuer shall deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer or Syniverse, as applicable, in accordance with the terms of this Section 5.9. The Issuer or Syniverse, as applicable, or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) send or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer or Syniverse, as applicable, for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered (or if the Note is a Global Note, an adjustment shall be made to the “Schedule of Increases or Decreases in Global Note” attached thereto). Any Note not so accepted shall be promptly mailed or delivered by the Issuer or Syniverse, as applicable, to the Holder thereof. The Issuer or Syniverse, as applicable, shall publicly announce the results of the Offer to Repurchase on the Purchase Date.

ARTICLE VI

Defaults and Remedies

SECTION 6.1 Events of Default. Each of the following is an “Event of Default”:

(i) a default in any payment of interest on any Note when due continued for 30 days;

(ii) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise;

(iii) the failure by the Issuer or any of its Restricted Subsidiaries or Syniverse or any of its Restricted Subsidiaries (other than the Issuer and its Restricted Subsidiaries) to comply for 60 days after written notice with any of its other agreements contained in the Notes or this Indenture;

(iv) the failure by the Issuer or any Significant Entity or by Syniverse or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to Syniverse or a Restricted Subsidiary of Syniverse) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds (i) in the case of the Issuer or any Significant Entity, $25.0 million or its foreign currency equivalent or (ii) in the case of Syniverse or any Significant Subsidiary, $50.0 million or its foreign currency equivalent;

(v) the Issuer or any Significant Entity or Syniverse or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1) commences a voluntary case;

(2) consents to the entry of an order for relief against it in any voluntary case;

(3) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(4) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Issuer or any Significant Entity or Syniverse or any Significant Subsidiary in an involuntary case;

(2) appoints a Custodian of the Issuer or any Significant Entity or Syniverse or any Significant Subsidiary or for any substantial part of its property; or

(3) orders the winding up or liquidation of the Issuer or any Significant Entity or Syniverse or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(vii) failure by the Issuer or any Significant Entity or by Syniverse or any Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of (i) in the case of the Issuer or any Significant Entity, $25.0 million or (ii) in the case of Syniverse or any Significant Subsidiary, $50.0 million or its foreign currency equivalent (in each case, net of any amounts which are covered by enforceable insurance policies issued by solvent insurance companies), which judgments are not discharged, waived or stayed for a period of 60 days and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(viii) the Guarantee of Syniverse, any Significant Subsidiary or any Significant Entity ceases to be in full force and effect (except as contemplated by the terms thereof), or Syniverse or any Guarantor that is a Significant Subsidiary or a Significant Entity denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture, and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (iii) of this Section 6.1 will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of then outstanding Notes (which contain such default, or such other percentage of principal of outstanding Notes containing such default as specified for Notes of any series in the applicable Notes Supplemental Indenture) notify the Issuer of the default and the Issuer or Syniverse, as applicable, does not cure such default within the time specified in clause (iii) of this Section 6.1 after receipt of such notice.

SECTION 6.2 Acceleration. If an Event of Default (other than an Event of Default specified in Sections 6.1(v) or (vi) above with respect to the Issuer or Syniverse)

occurs and is continuing, unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.1, the Trustee or the Holders of at least 25% in principal amount of then outstanding Notes (which contain such default) by written notice to the Issuer (with a copy to the Trustee, if given by the Holders) may declare the principal of, premium, if any, and accrued but unpaid interest on all such Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default arising from Sections 6.1(v) or (vi) with respect to the Issuer or Syniverse, as applicable, occurs, unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.1, the principal of, premium, if any, and accrued but unpaid interest on all the Notes (which contain such default) will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes (which contain such default) or to enforce the performance of any provision of the Notes, this Indenture (including sums owed to the Trustee and its agents and counsel) and the Guarantees.

The Trustee may maintain a proceeding even if it does not possess any of the Notes (which contain such default) or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4 Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes (which contain such default which has been accelerated) by notice to the Trustee may, on behalf of the Holders of all of the Notes (which contain such default), waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under this Indenture if such waiver, rescission or cancellation would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the applicable Notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

In the event of any Event of Default arising from Section 6.1(iv), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if prior to the earlier of (i) a declaration of acceleration pursuant to the preceding paragraph and (ii) 20 days after such Event of Default arose, the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured.

SECTION 6.5 Control by Majority. The Holders of a majority in principal amount of the then outstanding Notes (which contain the default for which a remedy is being enforced) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee shall be entitled to security or indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses that may be caused by taking or not taking such action.

SECTION 6.6 Limitation on Suits. In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder (which holds Notes containing such default) has previously given the Trustee notice that an Event of Default is continuing,

(ii) Holders of at least 25% of the aggregate principal amount of the then outstanding Notes (which contain such default, or such other percentage of principal of outstanding Notes containing such default as specified for Notes of any series in the applicable Notes Supplemental Indenture) have requested the Trustee in writing to pursue the remedy,

(iii) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it in respect of any loss, liability or expense,

(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(v) the Holders of a majority in principal amount of the then outstanding Notes (which contain such default) have not given the Trustee a direction inconsistent with such request within such 60-day period.

SECTION 6.7 [Reserved].

SECTION 6.8 Collection Suit by Trustee. If an Event of Default specified in Section 6.1(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

SECTION 6.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries, the Guarantors or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders (pursuant to the written direction of Holders of a majority in principal amount of the then outstanding applicable Notes) in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in such proceeding.

SECTION 6.10 Priorities. The Trustee shall pay out any money or property received by it in the following order:

First: to the Trustee for amounts due under Section 7.6;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuer or, to the extent the Trustee receives any amount for any Guarantor, to such Guarantor as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall mail to each Holder and the Issuer a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

Trustee

SECTION 7.1 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee shall not be under any obligation to exercise any of the rights or powers under this Indenture, the Notes and the Guarantees at the request or direction of any of the Holders unless such Holders have offered the Trustee indemnity, security or prefunding satisfactory to the Trustee in its sole discretion against any loss, liability or expense it may incur.

(b) Except during the continuance of an Event of Default of which a Trust Officer has actual knowledge, the Trustee:

(i) undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of gross negligence or bad faith on its part, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee under this Indenture, the Notes and the Guarantees, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes and the Guarantees as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this Section 7.1(c) does not limit the effect of Section 7.1(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer or Trust Officers unless it is proved in a final non-appealable decision of a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(e) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) No provision of this Indenture, the Notes or the Guarantees shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security, prefunding or indemnity satisfactory to it against the losses, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 7.2 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee need not investigate any fact or matter stated in such document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys, custodians, nominees and agents and shall not be responsible for the misconduct or negligence of or for the supervision of any agent, custodians, nominees or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence as determined in a final non-appealable decision of a court of competent jurisdiction.

(e) The Trustee may consult with counsel of its selection, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture, the Notes and the Guarantees shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or under the Notes and the Guarantees in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture; moreover, the Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture or any other agreement, instrument or document, or (iii) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g) The Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Trust Officer shall have (x) received written notification from the Issuer or a Holder at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture or (y) obtained “actual knowledge.” “Actual knowledge” shall mean the actual fact or statement of knowing by a Trust Officer without independent investigation with respect thereto.

(h) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(k) The Trustee shall not have any duty (A) to see to any recording, filing, or depositing of this Indenture or any agreement referred to herein, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, re-filing or redepositing of any thereof or (B) to see to any insurance.

(l) The permissive rights of the Trustee enumerated in this Indenture shall not be construed as a duty.

SECTION 7.3 Individual Rights of Trustee.

(a) Subject to the TIA (if this Indenture is then qualified under the TIA) each of the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, the Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.9.

(b) In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

(c) (i) Prior to the qualification of this Indenture under the TIA, to the extent permitted by applicable law and (ii) following the qualification of this Indenture under the TIA, to the extent permitted by the TIA, the Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to Initial Notes and Additional Notes, or a trustee under any other indenture between the Issuer and/or any of its Affiliates and the Trustee.

SECTION 7.4 Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Guarantees, it shall not be accountable for the Issuer’s use of the Notes or the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.

SECTION 7.5 Notice of Defaults. If a Default occurs and is continuing and is actually known to a Trust Officer of the Trustee, the Trustee shall send to each Holder of Notes notice of the Default within 90 days after it is known to a Trust Officer of the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the Holders of the Notes.

SECTION 7.6 Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time such compensation for their services as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer shall indemnify the Trustee or any predecessor Trustee in each of its capacities hereunder (including Paying Agent and Registrar), and each of their officers, directors, employees, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and the performance of their duties hereunder and under the Notes and the Guarantees, including the costs and expenses of enforcing this Indenture (including this Section 7.6), the Notes and the Guarantees and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend such claim and the Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee as a result of its own willful misconduct, negligence or bad faith.

To secure the Issuer’s payment obligations in this Section 7.6, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The right of the Trustee to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or indebtedness of the Issuer.

The Issuer’s obligations pursuant to this Section 7.6 and any lien arising hereunder shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.1(v) or (vi) with respect to the Issuer, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

Pursuant to Section 10.1, the obligations of the Issuer hereunder are jointly and severally guaranteed by the Guarantors.

SECTION 7.7 Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer in writing. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Issuer and the Trustee in writing and may appoint a successor Trustee. The Issuer shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.9;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the “retiring Trustee”), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6. All costs reasonably incurred in connection with any resignation or removal hereunder shall be borne by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee at the expense of the Issuer or the Holders of at least 10% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.9, unless the Trustee’s duty to resign is stayed, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.7, the Issuer’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

SECTION 7.8 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.9 Eligibility; Disqualification. The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent filed annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

SECTION 7.10 Limitation on Duty of Trustee. The Trustee shall not have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Notes and the Guarantees by the Issuer, the Guarantors or any other Person.

SECTION 7.11 Preferential Collection of Claims Against the Issuer. Following the qualification of this Indenture under the TIA, (i) the Trustee shall be subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b), and (ii) a Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12 Reports by Trustee to Holders of the Notes. Following the qualification of this Indenture under the TIA, within 60 days after each January 1, the Trustee shall send to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of the Notes shall be mailed to the Issuer and, following the qualification of this Indenture under the TIA, filed with the SEC and each stock exchange on which any Notes are listed in accordance with TIA § 313(d). The Issuer shall promptly notify the Trustee in writing when any Notes are listed on any stock exchange and of any delisting thereof, but failure to so notify the Trustee shall not constitute a Default or Event of Default by the Issuer.

ARTICLE VIII

Discharge of Indenture; Defeasance

SECTION 8.1 Discharge of Liability on Securities; Defeasance. This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, as expressly provided for in this Indenture) as to all Notes then outstanding when:

(a) either (i) all the Notes theretofore authenticated and delivered (other than Notes which have been replaced or paid pursuant to Section 2.7 and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all of the Notes not previously delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year or (c) have been called for redemption within one year, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee money or U.S. Government Obligations in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(b) the Issuer and/or the Guarantors have paid all other sums payable under this Indenture; and

(c) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

The Notes of any applicable series shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes of such series, as expressly provided for in this Indenture) when:

(a) either (i) all the Notes of such series theretofore authenticated and delivered (other than such Notes which have been replaced or paid pursuant to Section 2.7 and such Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all of the Notes of such series not previously delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year or (c) have been called for redemption within one year, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee money or U.S. Government Obligations in an amount sufficient to pay and discharge the entire Indebtedness on the Notes of such series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on such Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(b) the Issuer and/or the Guarantors have paid all other sums payable under the Indenture with respect to the Notes of such series; and

(c) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of the applicable series of Notes have been complied with.

Subject to the last paragraph of this Section 8.1 and Section 8.2, the Issuer at any time may terminate (i) all of its obligations under the Notes and this Indenture (with respect to such Notes) and cure any then-existing Events of Default (“legal defeasance option”) or (ii) its obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10,

3.11, 3.13, 3.14, 3.17 and 3.18 and the operation of Section 4.1 (other than Section 4.1(a)(i)) and Section 4.2 (other than Section 4.2(a)(i) and (ii)) and Sections 6.1(iii) (with respect to any Default under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.13, 3.14, 3.17 and 3.18), 6.1(iv), 6.1(v) (with respect to Significant Entities of the Issuer and Significant Subsidiaries of Syniverse only), 6.1(vi) (with respect to Significant Entities of the Issuer and Significant Subsidiaries of Syniverse only), 6.1(vii) and 6.1(viii) (“covenant defeasance option”). The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. In the event that the Issuer terminates all of its obligations under the Notes and this Indenture (with respect to such Notes) by exercising its legal defeasance option or its covenant defeasance option, the obligations of each Guarantor under its Guarantee of such Notes shall be terminated simultaneously with the termination of such obligations.

If the Issuer exercises its legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Section 6.1(iii) (with respect to any Default by the Issuer or any of its Restricted Subsidiaries or Syniverse or any of its Restricted Subsidiaries with any of its obligations under Article III other than Sections 3.1, 3.12, and 3.16, 6.1(iv), 6.1(v) (with respect to Significant Entities of the Issuer and Significant Subsidiaries of Syniverse only), 6.1(vi) (with respect to Significant Entities of the Issuer and Significant Subsidiaries of Syniverse only), 6.1(vii) (with respect to Significant Entities of the Issuer and Significant Subsidiaries of Syniverse only) or 6.1(viii).

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

Notwithstanding the provisions of this Section 8.1 above, the Issuer’s obligations in Sections 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 7.6, 7.7 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.6, 8.5 and 8.6 shall survive such satisfaction and discharge.

SECTION 8.2 Conditions to Defeasance.

(a) The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(i) the Issuer irrevocably deposits in trust with the Trustee money or U.S. Government Obligations sufficient, without reinvestment (as determined in good faith by the Issuer), for the payment of principal, premium (if any) and interest on the applicable issue of Notes to redemption or maturity, as the case may be;

(ii) [Reserved];

(iii) 91 days pass after the deposit is made and during the 91-day period no Default specified in Section 6.1(v) or (vi) with respect to the Issuer or Syniverse occurs which is continuing at the end of the period;

(iv) the deposit does not constitute a default under any other agreement binding on the Issuer;

(v) the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment advisor under the Investment Advisors Act of 1940;

(vi) in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(vii) in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(viii) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article V.

Notwithstanding the foregoing, the Opinion of Counsel required by the clause (vi) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been called for redemption within one year.

SECTION 8.3 Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.4 Repayment to Issuer. Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon Company Order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance or covenant defeasance, as applicable; provided that the Trustee shall not be required to liquidate any U.S. Government Obligations in order to comply with the provisions of this Section 8.4.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer any money held by them for the payment of principal of, or premium, if any, or interest or Additional Interest, if any, on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors.

SECTION 8.5 Indemnity for U.S. Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuer and each Guarantor under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuer or any of the Guarantors has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuer or any Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

SECTION 9.1 Without Consent of Holders. Notwithstanding Section 9.2 hereof, this Indenture, the Notes and Guarantees may be amended or supplemented by the Issuer, any Guarantor (with respect to its Guarantee of the Notes) and the Trustee without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, mistake, defect or inconsistency,

(ii) to conform the text of this Indenture (including any supplemental indenture or other instrument pursuant to which the Initial Notes and/or Additional Notes are issued), the Guarantees or the Notes (including any Additional Notes) to the “Description of New Notes” in the Offering Memorandum or, with respect to any Additional Notes and any supplemental indenture or other instrument pursuant to which such Additional Notes are issued, to the “Description of Notes” relating to the issuance of such Additional Notes solely to the extent that such “Description of Notes” provides for terms that differ from the terms of the Initial Notes,

(iii) to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuer, Syniverse or any Guarantor under this Indenture and the Notes or Guarantee, as the case may be,

(iv) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code,

(v) to add or release Guarantees in accordance with the terms of this Indenture with respect to the Notes,

(vi) to secure the Notes,

(vii) to add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power conferred upon the Issuer,

(viii) to make any change that does not adversely affect the rights of any Holder in any material respect,

(ix) to comply with any requirement of the SEC in connection with any qualification of this Indenture under the TIA,

(x) to make certain changes to this Indenture to provide for the issuance of Additional Notes to the extent permitted by Section 3.3 as in effect prior to such amendment, or

(xi) to evidence and provide for the acceptance of appointment by a successor Trustee; provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture.

SECTION 9.2 With Consent of Holders.

(a) This Indenture, the Notes and the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any existing or past default or compliance with any provisions of such documents may be waived with the consent of the Holders of a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under this Indenture, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes) shall be required. However, without the consent of each Holder of an outstanding Note affected, no amendment may (with respect to any Notes held by a non-consenting Holder):

(i) reduce the percentage of the aggregate principal amount of Notes whose Holders must consent to an amendment;

(ii) reduce the rate of or extend the time for payment of interest on any Note;

(iii) reduce the principal of or change the Stated Maturity of any Note;

(iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed pursuant to Section 5.2;

(v) make any Note payable in money other than that stated in such Note;

(vi) modify the contractual right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor, or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes on or after such respective due dates;

(vii) make any change in the amendment provisions that require each Holder’s consent or in the waiver provisions;

(viii) make the Notes or any Guarantee subordinated in right of payment to any other obligations; or

(ix) modify the Guarantees in any manner adverse to the Holders.

(b) It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

(c) After an amendment under this Section 9.2 becomes effective, the Issuer shall (or shall cause the Trustee, at the expense of and at the written request of the Issuer, to) mail to the Holders of Notes affected thereby a notice briefly describing such amendment. The failure of the Issuer to mail such notice, or any defect therein, shall not in any way impair or affect the validity of an amendment under this Section 9.2.

SECTION 9.3 Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. After an amendment or waiver becomes effective, it shall bind every Holder unless it makes a change described in clauses (i) through (ix) of Section 9.2(a), in which case the amendment or waiver or other action shall bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Notes. An amendment or waiver made pursuant to Section 9.2 shall become effective upon receipt by the Trustee of the requisite number of written consents.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.4 Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of such Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.5 Trustee To Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing any amendment, supplement or waiver pursuant to this Article IX, the Trustee shall be entitled to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture, that all conditions precedent to such amendment required by this Indenture have been complied with and with respect to such Opinion of Counsel that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, subject to customary exceptions. Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any Guarantor Supplemental Indenture. For the avoidance of doubt, no Officer’s Certificate or Opinion of Counsel shall be required for the execution on the Issue Date of any Notes Supplemental Indenture or supplemental indenture pursuant to Section 4.1 or Section 4.2.

ARTICLE X

Guarantees

SECTION 10.1 Guarantees.

(a) Subject to the provisions of this Article X, each Guarantor hereby jointly and severally, irrevocably, fully and unconditionally guarantees, as guarantor and not as a surety, with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes and all other Obligations of the Issuer under this Indenture and the Notes (including, without limitation, interest and Additional Interest, if any, accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6) (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Guarantor Obligation.

(b) Each Guarantor waives (to the extent lawful) presentation to, demand of, payment from and protest to the Issuer of any of the Guarantor Obligations and also waives (to the extent lawful) notice of protest for nonpayment. Each Guarantor waives (to the extent lawful) notice of any default under the Notes or the Guarantor Obligations.

(c) Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.

(d) Except as set forth in Section 10.2 and Article VIII, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not (to the extent lawful) be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(e) Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Guarantor is released from its Guarantee in compliance with Section 4.2, Section 10.2 and Article VIII, as applicable. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

(g) Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

(h) Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.1.

(i) Neither the Issuer nor the Guarantors shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Guarantee.

SECTION 10.2 Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) A Guarantee of a Guarantor shall be automatically and unconditionally released and discharged, and each Guarantor and its obligations under the Guarantee and this Indenture shall be released and discharged, upon:

(1) the sale, exchange, disposition or other transfer (including through merger or consolidation) of (x) the Capital Stock of the applicable Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary of Syniverse, or (y) all or substantially all the assets of the applicable Guarantor if such sale, exchange, disposition or other transfer is made in compliance with this Indenture,

(2) the Issuer or Syniverse, as applicable, designating such Guarantor to be an Unrestricted Entity in accordance with the provisions set forth in Section 3.4, 3.14 and/or 3.17. as applicable, and the definition of “Unrestricted Entity,”

(3) in the case of any Restricted Subsidiary of Syniverse that after the Issue Date is required to guarantee the Notes pursuant to Section 3.11, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of Syniverse or any Restricted Subsidiary of Syniverse or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes, except if a release or discharge is by or as a result of payment under such other guarantee,

(4) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under Article VIII or if the Issuer’s obligations under this Indenture are discharged in accordance with the terms of this Indenture, or

(5) upon the release or discharge of the guarantee by such Guarantor of the obligations under the Senior Credit Agreement, except a discharge or release by or as a result of payment under such guarantee.

A Guarantee also shall be automatically released upon the applicable Guarantor ceasing to be a Subsidiary of Syniverse as a result of any foreclosure of any pledge or security interest securing the Senior Credit Agreement or other exercise of remedies in respect thereof.

(c) The Issuer shall have the right, upon 10 days’ notice to the Trustee (or such shorter period as agreed to by the Trustee in its sole discretion), to cause any Guarantor that after the Issue Date has guaranteed the Notes pursuant to clause (b) of Section 3.11 and that has not guaranteed any Indebtedness under the Senior Credit Agreement or the Existing Indenture to be unconditionally released from all obligations under its Guarantee, and such Guarantee shall thereupon terminate and be discharged and of no further force or effect.

(d) If any Guarantor is released from its Guarantee, any of its Subsidiaries that are Guarantors will be released from their Guarantees, if any.

(e) If the Issuer requests, at its option, confirmation from the Trustee of a release pursuant to Section 10.2(b), the Issuer shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

SECTION 10.3 Right of Contribution. Each Guarantor hereby agrees that to the extent that any such Guarantor shall have paid more than its proportionate share of any payment made on the obligations under its Guarantee, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders, and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4 No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guarantor Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.

ARTICLE XI

INTENTIONALLY OMITTED

ARTICLE XII

Miscellaneous

SECTION 12.1 Notices. Notices given by publication shall be deemed given on the first date on which publication is made, and notices given by first class mail, postage prepaid, shall be deemed given five calendar days after mailing. Any notice or communication shall be in writing and delivered in person, by facsimile or mailed by first class mail addressed as follows:

if to the Issuer or any Guarantor:

Syniverse Foreign Holdings Corporation

8125 Highwoods Palm Way

Tampa, FL 33647

Telephone: +1 (813) 637-5000

Attention: Robert F. Reich, Executive Vice President and Chief Financial Officer

if to the Trustee:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Facsimile: 612-217-5651

Attention: Syniverse Foreign Holdings Administrator

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be deemed sufficiently given if so mailed within the time prescribed. Following the qualification of this Indenture under the TIA, any notice or communication shall also be so mailed or delivered to any Person described in TIA § 313(c), to the extent required by the TIA.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding that such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the standing instructions from such Depositary.

SECTION 12.2 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of Notes on the date hereof), the Issuer shall furnish to the Trustee:

(i) an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.3 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall (i) following the qualification of this Indenture under the TIA, comply with the provisions of TIA § 314(e) and (ii) prior to and following the qualification of this Indenture under the TIA, include:

(i) a statement that the individual making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with. In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 12.4 [Reserved].

SECTION 12.5 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.6 Days Other than Business Days. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Regular Record Date is not a Business Day, the Regular Record Date shall not be affected.

SECTION 12.7 Governing Law. This Indenture, the Notes and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 12.8 Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.9 No Recourse Against Others. A director, officer, employee, incorporator or stockholder of the Issuer or any direct or indirect parent or guarantor, as such, shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws.

SECTION 12.10 Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.11 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

SECTION 12.12 Variable Provisions. The Issuer initially appoints the Trustee as Paying Agent and Registrar and Notes Custodian with respect to any Global Notes.

SECTION 12.13 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.14 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.15 USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and the Trust Officers, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they shall provide the Trustee and the Trust Officers with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

SECTION 12.16 [Reserved].

SECTION 12.17 Communication by Holders of Notes with Other Holders of Notes. Holders of the Notes may communicate pursuant to TIA § 312(b) with other Holders of Notes with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

SYNIVERSE FOREIGN HOLDINGS CORPORATION

By:	/s/ Laura E. Binion
	Name:	Laura E. Binion
	Title:	Senior Vice President, Secretary and General Counsel

SYNIVERSE TECHNOLOGIES, LLC

By:	/s/ Laura E. Binion
	Name:	Laura E. Binion
	Title:	Senior Vice President, Secretary and General Counsel

SYNIVERSE ICX CORPORATION

By:	/s/ Laura E. Binion
	Name:	Laura E. Binion
	Title:	Senior Vice President, Secretary and General Counsel

SYNIVERSE HOLDINGS, INC.

By:	/s/ Laura E. Binion
	Name:	Laura E. Binion
	Title:	Senior Vice President, Secretary and General Counsel

SYNIVERSE COMMUNICATIONS HOLDINGS CORPORATION

By:	/s/ Laura E. Binion
	Name:	Laura E. Binion
	Title:	Senior Vice President, Secretary and General Counsel

[Signature Page to Indenture]

SYNIVERSE COMMUNICATIONS INTERMEDIATE HOLDINGS CORPORATION

By:	/s/ Laura E. Binion
	Name:	Laura E. Binion
	Title:	Senior Vice President, Secretary and General Counsel

SYNIVERSE COMMUNICATIONS, INC.

By:	/s/ Laura E. Binion
	Name:	Laura E. Binion
	Title:	Senior Vice President, Secretary and General Counsel

SYNIVERSE COMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ Laura E. Binion
	Name:	Laura E. Binion
	Title:	Senior Vice President, Secretary and General Counsel

CIBERNET, LLC

By:	/s/ Laura E. Binion
	Name:	Laura E. Binion
	Title:	Senior Vice President, Secretary and General Counsel

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Lynn M. Steiner
Name: Lynn M. Steiner
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

Global Note Legend, if applicable

Private Placement Legend, if applicable

Temporary Regulation S Legend, if applicable

SYNIVERSE FOREIGN HOLDINGS CORPORATION

[    ] % Senior Note due 20[    ]

Syniverse Foreign Holdings Corporation, a Delaware corporation, promises to pay to                         , or its registered assigns, the initial principal amount set forth on the Schedule of Increases or Decreases in Global Note attached hereto, as revised by such Schedule of Increases or Decreases in Global Note attached hereto from time to time in accordance with the Indenture referred to on the other side of this Note, on [            ], 20[    ].

Interest Payment Dates: [            ] and [            ].

Regular Record Dates: [            ] and [            ].

Additional provisions of this Note are set forth on the other side of this Note.

SYNIVERSE FOREIGN HOLDINGS CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

By:
Authorized Signatory
Date:

[FORM OF REVERSE SIDE OF NOTE]

[    ]% Senior Note due 20[    ]

1. Interest

Syniverse Foreign Holdings Corporation, a Delaware corporation (such corporation, and any successor in interest thereto, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

Interest on this Note shall be payable semiannually in arrears on [            ] and [            ] of each year, with the first interest payment to be made on [            ], 20[    ] (each, an “Interest Payment Date”). [Interest on this Note shall accrue from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no interest has been paid, from the Issue Date.]1 [Interest on this Note shall accrue (or shall be deemed to have accrued) from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no interest has been paid, from [            ], 20[    ].]2 Interest shall be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day with the same force and effect as if made on the original payment date, and no interest shall accrue for the intervening period.

2. Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on the Notes is due and payable, the Issuer shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. Interest (except Defaulted Interest) on this Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or any of its Predecessor Notes) is registered at the close of business on the [            ] and [            ] (a “Regular Record Date”) (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date unless this Note is cancelled, repurchased or redeemed after the Regular Record Date and before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest on the Notes in money of the United States that at the time of payment is legal tender for payment of public and private debts. If a Holder of Notes has given wire transfer instructions to the Issuer or the Paying Agent, the Paying Agent will distribute the payments received of

[1]	Insert for Initial Notes.
[2]	Insert for Additional Notes.

principal of, and, if applicable, interest and premium, if any, on, that Holder’s Notes in accordance with those instructions. Distribution of all other payments on the Notes will be made at the office or agency of the Paying Agent unless the Issuer elects to make interest payments through the Paying Agent by check mailed to the Holders of the Notes at their addresses set forth in the register of Holders.

3. Paying Agent and Registrar

Initially, Wilmington Trust, National Association, a national banking association organized and existing under the laws of the United States of America and having a corporate trust office at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402 (herein called the “Trustee,” which term includes any successor trustee under the Indenture), shall act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder of a Note. The Issuer, any Guarantor or any of their respective domestically incorporated Wholly-Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4. Indenture

This Note is one of the duly authorized issue of [    ]% Senior Notes due 20[    ] of the Issuer (herein called the “Notes”), issued under an Indenture dated as of January 11, 2017 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), among the Issuer, Syniverse Holdings, Inc., other Guarantors from time to time parties thereto and the Trustee, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, any other obligor upon this Note, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and, after qualification of the Indenture under the TIA (as defined below), those made a part of the Indenture pursuant to the requirements of the Trust Indenture Act of 1939, as amended, as in effect from time to time (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. Additional Notes may be issued from time to time in one or more series under the Indenture and (except as provided in Section 9.2 of the Indenture) will vote as a class with the other Notes and otherwise be treated as Notes for purposes of the Indenture.

5. Guarantee

This Note is entitled to certain senior Guarantees made for the benefit of the Holders. Reference is made to Article X of the Indenture for terms relating to such Guarantees, including the release, termination and discharge thereof. Neither the Issuer nor any Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge.

6. Redemption

The Notes are redeemable, at the Issuer’s option, in whole or in part, as provided in the Indenture and the [[            ] Supplemental Indenture, dated as of [            ], 20[    ], [between][among] the Issuer [, the Guarantors party thereto] and the Trustee].3

[7. Registration Rights Agreement.

The Holder of this Note is entitled to the benefits of the Registration Rights Agreement dated as of [            ], 20[    ] between the Issuer and [            ], as amended, supplemented or otherwise modified from time to time.]4

8. Change of Control

As and to the extent provided in, and subject to the terms of, the Indenture, if a Change of Control occurs, except to the extent that the Issuer has previously elected to redeem the Notes pursuant to Article V of the Indenture, each Holder shall have the right to require the Issuer to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

9. Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, and only in minimum denominations of $2,000 and integral multiples of $50 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar or the Issuer may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and charges required by law or permitted by the Indenture. Neither the Registrar nor the Issuer shall be required to register the transfer of or to exchange any Notes during certain periods set forth in the Indenture.

10. Persons Deemed Owners

The Person in whose name this Note is registered may be treated as the absolute owner of this Note for all purposes.

[3]	Revise to reflect appropriate parties.
[4]	To be included in Notes bearing the Private Placement Legend, if applicable.

11. Unclaimed Money

Subject to any applicable abandoned property law, if any money for the payment of principal of, or premium, if any, or interest or Additional Interest, if any, on, the Notes remains unclaimed for two years, the Trustee and the Paying Agent shall pay the money back to the Issuer. After any such payment, Holders entitled to the money must look to the Issuer for payment as general creditors.

12. Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer irrevocably deposits in trust with the Trustee funds set as forth in the Indenture.

13. Amendment, Waiver

The Indenture and the Notes may be amended or waived as set forth in Article IX of the Indenture.

14. Defaults and Remedies

Events of Default shall be as set forth in Article VI of the Indenture.

[If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued but unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.]5

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes under certain circumstances set forth in the Indenture. Subject to certain limitations set forth in the Indenture, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power conferred on the Trustee. The Trustee may withhold from Holders notice of any continuing Default (except a Default in the payment of principal of, premium (if any) or interest on any Note) if and so long as it in good faith determines that withholding notice is in their interest.

15. No Recourse Against Others

A director, officer, employee, incorporator or stockholder of the Issuer or any direct or indirect parent or guarantor, as such, shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release shall be part of the consideration for the issue of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws.

[5]	Include unless otherwise provided in the Notes Supplemental Indenture establishing the applicable series of Notes.

16. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Issuer has caused CUSIP numbers to be printed on the Notes. No representation is made as to the correctness of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

18. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

Syniverse Foreign Holdings Corporation

8125 Highwoods Palm Way

Tampa, FL 33647

Telephone: +1 (813) 637-5000

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of the Note shall be $[                    ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 3.7, 3.9 or 3.18 of the Indenture, check the box:

☐	☐	☐
3.7	3.9	3.18

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.7, 3.9 or 3.18 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or integral multiples of $50 in excess thereof): $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Syniverse Foreign Holdings Corporation

8125 Highwoods Palm Way

Tampa, FL 33647

Telephone: +1 (813) 637-5000

Attention: Robert F. Reich, Executive Vice President and Chief Financial Officer

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Facsimile: 612-217-5651

Attention: Syniverse Foreign Holdings Administrator

Re: [    ]% Senior Notes due 20[ ] (the “Notes”)

Reference is hereby made to the Indenture, dated as of January 11, 2017 (the “Indenture”), between Syniverse Foreign Holdings Corporation, as Issuer (the “Issuer”) and Wilmington Trust, National Association, as Trustee, as amended, supplemented or otherwise modified, pursuant to which the above referenced Notes were issued. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                     in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.	☐	Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.	☐	Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.	☐	Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or an Unrestricted Global Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ or such Transfer is being effected to the Issuer or a subsidiary thereof;

or

		(c)	☐	such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

		(d)	☐	such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit E to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.	☐	Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

		(a)	☐	Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)	☐	Check if Transfer is pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)	☐	Check if Transfer is pursuant to other exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

	(a)	☐	a beneficial interest in the:

		(i)	☐	144A Global Note (CUSIP [ ]), or

		(ii)	☐	Regulation S Global Note (CUSIP [ ]), or

		(iii)	☐	IAI Global Note (CUSIP [ ]), or

	(b)	☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

	(a)	☐	a beneficial interest in the:

		(i)	☐	144A Global Note (CUSIP [ ]), or

		(ii)	☐	Regulation S Global Note (CUSIP [ ]), or

		(iii)	☐	Unrestricted Global Note (CUSIP [ ]), or

		(iv)	☐	IAI Global Note (CUSIP [ ]), or

	(b)	☐	a Restricted Definitive Note; or

	(c)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Syniverse Foreign Holdings Corporation

8125 Highwoods Palm Way

Tampa, FL 33647

Telephone: +1 (813) 637-5000

Attention: Robert F. Reich, Executive Vice President and Chief Financial Officer

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Facsimile: 612-217-5651

Attention: Syniverse Foreign Holdings Administrator

Re: [    ]% Senior Notes due 20[    ] (the “Notes”)

(CUSIP [            ])

Reference is hereby made to the Indenture, dated as of January 11, 2017 (the “Indenture”), between Syniverse Foreign Holdings Corporation, as Issuer (the “Issuer”) and Wilmington Trust, National Association, as trustee, as amended, supplemented or otherwise modified, pursuant to which the above referenced Notes were issued. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                 in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive

Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]      144A Global Note,      Regulation S Global Note,      IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[Reserved].

D-1

EXHIBIT E

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Syniverse Foreign Holdings Corporation

8125 Highwoods Palm Way

Tampa, FL 33647

Telephone: +1 (813) 637-5000

Attention: Robert F. Reich, Executive Vice President and Chief Financial Officer

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Facsimile: 612-217-5651

Attention: Syniverse Foreign Holdings Administrator

Re: [    ]% Senior Notes due 20[    ] (the “Notes”)

Reference is hereby made to the Indenture (the “Indenture”) dated as of January 11, 2017 between Syniverse Foreign Holdings Corporation (“Issuer”) and Wilmington Trust, National Association, as trustee (the “Trustee”), as amended, supplemented or otherwise modified, pursuant to which the above referenced Notes were issued. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                 aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Issuer or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuer a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

EXHIBIT F

Form of Guarantor Supplemental Indenture

THIS [●] SUPPLEMENTAL INDENTURE, dated as of [●], 20[●] (this “Supplemental Indenture”), is by and among Syniverse Foreign Holdings Corporation, a Delaware corporation (the “Issuer”), each of the parties identified as a New Subsidiary Guarantor on the signature pages hereto (each, a “New Subsidiary Guarantor” and collectively, the “New Subsidiary Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Trustee are parties to an indenture dated as of January 11, 2017 (as amended, supplemented or otherwise modified, the “Indenture”), relating to the issuance from time to time by the Issuer of Notes;

WHEREAS, the Indenture provides that under certain circumstances the New Subsidiary Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantors shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without notice to or the consent of any Holder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the New Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreements to Become Guarantors. Each of the New Subsidiary Guarantors hereby jointly and severally, irrevocably, fully and unconditionally guarantees, as guarantor and not as a surety, with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes and all other Obligations of the Issuer under this Indenture and the Notes (including, without limitation, interest and Additional Interest, if any, accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6 of the Indenture), on the terms and subject to the conditions set forth in Article X of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Issuer or any direct or indirect parent or guarantor, as such, shall have any liability for any obligations of the Issuer or the New Subsidiary Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of Notes, by accepting a Note, shall waive and release all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws.

5. Notices. For purposes of Section 12.1 of the Indenture, the address for notices to each of the New Subsidiary Guarantors shall be:

Syniverse Foreign Holdings Corporation

8125 Highwoods Palm Way

Tampa, FL 33647

Telephone: +1 (813) 637-5000

Attention: Robert F. Reich, Executive Vice President and Chief Financial Officer

6. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

8. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each of the Issuer or the New Subsidiary Guarantors, as applicable.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SYNIVERSE FOREIGN HOLDINGS CORPORATION

By:
Name: [ ]
Title: [ ]

[●], as a New Subsidiary Guarantor

By:
Name: [ ]
Title: [ ]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name: [ ]
Title: [ ]

EXHIBIT G

FORM OF SUPPLEMENTAL INDENTURE ESTABLISHING A SERIES OF NOTES

[NAME OF ISSUER]

as Issuer

and

the Guarantors from time to time party to the Indenture

and

[NAME]

as Trustee

[            ] SUPPLEMENTAL INDENTURE

DATED AS OF [            ], 20[    ]

[        ]% Senior Notes Due 20[    ]

[                    ]6 SUPPLEMENTAL INDENTURE, dated as of [                    ], 20[    ] (this “Supplemental Indenture”), among Syniverse Foreign Holdings Corporation (the “Company”), the Guarantors under the Indenture referred to below (the “Guarantors”), and Wilmington Trust, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee, are party to an Indenture, dated as of January 11, 2017 (as amended, supplemented, waived or otherwise modified, the “Indenture”), relating to the issuance from time to time by the Company of Notes;

WHEREAS, Section 9.1(x) of the Indenture provides that the Company may provide for the issuance of Notes of any series to the extent permitted by Section 3.3 thereof, as permitted by Section 2.1 thereof;

WHEREAS, in connection with the issuance of the [            ] Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the [        ] Notes as hereinafter described; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without notice to or consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Title of Notes. There shall be a series of Notes of the Company designated the “[            ]%7 Senior Notes due 20[            ]”8 (the “[            ]9 Notes”).

[6]	Insert supplement number.
[7]	Insert interest rate.
[8]	Insert year during which the maturity date falls.
[9]	Insert title of notes.

3. Maturity Date. The final Stated Maturity of the [            ] Notes shall be [[            ], 20[            ]].10

4. Interest and Interest Rates. Interest on the Outstanding principal amount of [            ] Notes will accrue at the rate of [            ]%11 per annum and will be payable semi-annually in arrears on [[            ] and [            ]]12 of each year, commencing on [[            ], 20[            ]],13 to Holders of record on the immediately preceding [[            ] and [            ]],14 respectively (each such [            ] and [            ], a “Regular Record Date”) (whether or not a Business Day). Interest on the [            ] Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from [            ], 20[            ], except that interest on any Additional [            ] Notes (as defined below) issued on or after the first Interest Payment Date (and Exchange Notes issued in exchange therefor) will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional [            ] Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional [            ] Notes (or if the date of issuance of such Additional [            ] Notes is an Interest Payment Date, from such date of issuance); provided that if any [            ] Note and any Exchange Notes issued in exchange therefor are surrendered for exchange on or after a Regular Record Date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.

5. [No] Limitation on Aggregate Principal Amount. The aggregate principal amount of [            ] Notes that may be authenticated and delivered and outstanding under the Indenture is [not limited] [limited to $[            ]].15 [The aggregate principal amount of the [            ] Notes shall initially be $[            ]16 million.]17 [The aggregate principal amount of the [            ] Notes issued pursuant to this Supplemental Indenture shall be $[            ] million.]18 Subject to the terms of the Indenture, the Company may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the [            ] Notes in all respects or in all respects except for issue date, issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the [            ] Notes (any such Additional Notes, “Additional [            ] Notes”), unless otherwise specified for Additional

Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 2.1 of the Indenture.

[10]	Insert maturity date.
[11]	Insert interest rate.
[12]	Insert Interest Payment Dates.
[13]	Insert first Interest Payment Date.
[14]	Insert Record Dates.
[15]	Insert whether the applicable series of Notes will be limited or not.
[16]	Insert principal amount of issuance.
[17]	Insert for the initial notes of any applicable series.
[18]	Insert for the Additional Notes of any applicable series.

6. Redemption.

(a) On and after [[            ], 20[            ]]19, the Company may redeem the [            ] Notes, at its option, in whole at any time or in part from time to time, upon notice as described in Section 5.5 of the Indenture, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date), if redeemed during the 12-month period commencing on [            ]20 of the years set forth below:

Redemption Period[21]	Price[22]
20[ ]	[	]%
20[ ]	[	]%
20[ ]	[	]%
20[ ] and thereafter	100.000%

(b) In addition, at any time prior to [            ], 20[            ],23 the Company may redeem the [            ] Notes, at its option, in whole at any time or in part from time to time, upon notice as described in Section 5.5 of the Indenture, at a redemption price equal to 100.0% of the principal amount of the [ ] Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

(c) Notwithstanding the foregoing, at any time and from time to time on or prior to [            ], 20[            ],24 the Company may redeem, upon notice as described in Section 5.5 of the Indenture, in the aggregate up to [            ]%25 of the original aggregate

[19]	Insert date upon which the Notes are callable.
[20]	Insert date upon which the Notes are callable.
[21]	Insert years, adding or deleting lines if applicable.
[22]	Insert prices.
[23]	Insert date until which equity clawback is applicable.
[24]	Insert date until which equity clawback is applicable.
[25]	Insert maximum percentage for equity clawback.

principal amount of the [            ] Notes (calculated after giving effect to any issuance of any Additional [            ] Notes, or any other Additional Notes of the same series as the [            ] Notes) with the net cash proceeds of one or more Equity Offerings by Syniverse or any direct or indirect parent of Syniverse, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used by Syniverse or a direct or indirect parent or Subsidiary of Syniverse to purchase Capital Stock (other than Disqualified Stock) of the Company from it, at a redemption price (expressed as a percentage of the principal amount thereof) equal to [            ]%,26 plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date); provided, however, that at least [            ]% of the original aggregate principal amount of the [ ] Notes (calculated after giving effect to any issuance of any Additional [            ] Notes, or any other Additional Notes of the same series as the [            ] Notes) must remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated.

(d) [Notwithstanding anything to the contrary in the foregoing, in connection with a Specified Transaction occurring at any time prior to [            ], 20[            ],27 the Company may redeem, upon notice as described in Section 5.5 of the Indenture, the [            ] Notes at a redemption price equal to [            ]%28 of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).]29

“Applicable Premium” means, with respect to any [ ] Note on any applicable Redemption Date, as calculated by the Company, the greater of:

(1) 1.0% of the then outstanding principal amount of such [ ] Note; and

(2) the excess, if any, of

(a) the present value at such Redemption Date calculated as of the date of the applicable redemption notice of (i) the redemption price of the Note at [            ], 20[ ]30 (such redemption price being that set forth in the table appearing in Section 6(a) of this Supplemental Indenture) plus (ii) all required interest payments due on the [            ] Note through [            ], 20[ ] (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

[26]	Insert premium.
[27]	Insert date until which Specified Transaction call is applicable.
[28]	Insert premium.
[29]	Insert if applicable.
[30]	Insert date upon which the Notes are callable.

(b) the then outstanding principal amount of the [        ] Note.

The Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

“Treasury Rate” means, as of the applicable Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to [            ], 20[ ]31; provided, however, that if the period from such Redemption Date to [            ], 20[ ] is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

7. [            ]32

8. Form. The [            ] Notes shall be issued substantially in the form of Exhibit A attached to the Indenture, in each case as provided for in Section 2.1 of the Indenture (as such form may be modified in accordance with the Indenture, including Section 2.1 thereof).

9. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

11. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the

[31]	Insert date upon which the Notes are callable.
[32]	Include appropriate provisions in accordance with Section 2.1(7) and/or Section 2.1(8) of the Indenture.

same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

12. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF ISSUER]

By:
Name:
Title:

[GUARANTORS]

[ ]

By:
Name:
Title:

[NAME], as Trustee

By:
Authorized Officer